UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

A. Schulman Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3550 West Market Street

Akron, Ohio 44333

November 4, 2011

To Our Stockholders:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, December 8, 2011, at 10:00 a.m., local time, at The Hilton Inn West, 3180 West Market Street, Akron, Ohio 44333.

Details of the business to be conducted at the Annual Meeting are provided in the attached notice of annual meeting and proxy statement. As a stockholder, you are being asked to vote on a number of important matters. First, we are asking you to elect eleven directors whose terms will expire at the annual meeting in fiscal 2012. Information regarding each of the proposed director nominees is located in the enclosed proxy statement. Each of the director nominees is currently serving as a director. Second, we are asking you to ratify our selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2012. Finally, we are asking you to consider and approve, on an advisory basis, the compensation of certain of our executive officers and to vote on the frequency of holding an advisory vote on executive compensation.

Your vote on these matters is important, regardless of the number of shares you own, and all stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. In order to ensure your shares are represented, we urge you to execute and return the enclosed form of proxy, or that you submit your proxy electronically through the Internet or by telephone promptly.

Sincerely,

JOSEPH M. GINGO

Chairman, President and Chief Executive Officer

3550 West Market Street

Akron, Ohio 44333

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of A. Schulman, Inc. (“A. Schulman” or the “Company”) will be held at The Hilton Inn West, 3180 West Market Street, Akron, Ohio 44333, on Thursday, December 8, 2011 at 10:00 a.m., local time, for the purpose of considering and acting upon the following matters, all of which are more completely set forth in the accompanying proxy statement:

1.	the election of eleven directors;

2.	the ratification of the appointment of PricewaterhouseCoopers LLP as A. Schulman’s independent registered public accounting firm for the fiscal year ending August 31, 2012;

3.	to approve, on an advisory basis, the compensation of the Company’s named executive officers;

4.	to vote on the frequency of holding an advisory vote on executive compensation; and

5.	the transaction of any other business as may properly come before the stockholders at the Annual Meeting and any adjournments thereof.

Stockholders of record at the close of business on October 14, 2011 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. Your Board of Directors recommends that you vote: (i) “FOR” the election of each of the director nominees; (ii) “FOR” the ratification of PricewaterhouseCoopers LLP; (iii) “FOR” approval of the compensation of the Company’s named executive officers; and (iv) “FOR” a frequency of “1 YEAR” for holding an advisory vote on executive compensation.

By order of the Board of Directors,

DAVID C. MINC

Vice President, Chief Legal Officer and Secretary

Akron, Ohio

November 4, 2011

Your vote is important. Stockholders are requested to complete, date, sign and return the enclosed PROXY in the envelope provided, which requires no postage if mailed in the United States, or to submit their votes electronically through the Internet or by telephone.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

The Securities and Exchange Commission permits companies to send a single set of annual disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, stockholders continue to receive a separate notice of the meeting and proxy card. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. A. Schulman, Inc. (“A. Schulman”) has not instituted householding for stockholders of record; however, a limited number of brokerage firms may have instituted householding for beneficial owners of A. Schulman common stock held through such brokerage firms. If your family has multiple accounts holding shares of A. Schulman common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of the accompanying proxy statement or A. Schulman’s annual report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON DECEMBER 8, 2011

The proxy statement, Form 10-K for the year ended August 31, 2011 and the 2011 Annual Report to Stockholders are available at www.proxydocs.com/shlm.

3550 West Market Street

Akron, Ohio 44333

PROXY STATEMENT

November 4, 2011

GENERAL INFORMATION

The accompanying proxy is being solicited by the Board of Directors of A. Schulman, Inc. (“A. Schulman” or the “Company”) for use at the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on December 8, 2011 at 10:00 a.m., local time, and any adjournments thereof. The mailing address of the principal executive offices of A. Schulman is 3550 West Market Street, Akron, Ohio 44333. To obtain directions to attend the Annual Meeting, please contact A. Schulman at (330) 666-3751. This proxy statement and the accompanying form of proxy were first mailed to stockholders on or about November 4, 2011.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

When And Where Will The Annual Meeting Be Held?

The Annual Meeting will be held on Thursday, December 8, 2011, at 10:00 a.m., local time, at The Hilton Inn West, 3180 West Market Street, Akron, Ohio 44333.

Why Did I Receive These Proxy Materials?

You have received these proxy materials because the Board of Directors is soliciting a proxy to vote your shares at the Annual Meeting. This proxy statement contains information that A. Schulman is required to provide to you under the rules of the Securities and Exchange Commission (the “Commission”) and is intended to assist you in voting your shares.

Who May Vote At The Annual Meeting?

The Board of Directors has set October 14, 2011 as the “record date” for the Annual Meeting. This means that only stockholders of record at the close of business on that date are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. At the close of business on October 14, 2011, there were 29,390,468 shares of A. Schulman common stock, $1.00 par value, outstanding. Each share of common stock entitles the holder to one vote on each item to be voted upon at the Annual Meeting and there is no cumulative voting.

What Is The Difference Between Holding Shares As A “Stockholder Of Record” And As A “Beneficial Owner”?

If your shares are registered directly in your name, you are considered the “stockholder of record” of those shares. A. Schulman has sent these proxy materials directly to all “stockholders of record.” Alternatively, if your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, which is sometimes called “street name,” then you are the “beneficial owner” of those shares, and these proxy materials were forwarded to you by that organization. The organization holding your shares is the stockholder of record for purposes of voting such shares at the Annual Meeting. As the beneficial owner, you have the right to direct that organization how to vote the common stock held in your account by following the voting instructions the organization provides to you.

How Do I Vote?

Stockholders of record may vote on matters that are properly presented at the Annual Meeting in four ways:

•	by completing the accompanying proxy and returning it in the envelope provided;

•	by voting telephonically;

•	by voting electronically via the Internet; or

•	by attending the Annual Meeting and voting in person.

For the Annual Meeting, A. Schulman is offering stockholders of record the opportunity to vote their shares electronically through the Internet or by telephone. Instead of submitting the enclosed proxy by mail, stockholders of record may vote by telephone or via the Internet by following the procedures described on the enclosed proxy. In order to vote via telephone or the Internet, please have the enclosed proxy in hand, and call the number or go to the website listed on the proxy and follow the instructions. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions, and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting through the Internet should understand that they may bear certain costs associated with Internet access, such as usage charges from their Internet service providers. The deadline for voting through the Internet or by telephone is 11:25 p.m., Eastern Time, on December 7, 2011.

If you hold your shares in street name, you should follow the voting instructions provided to you by the organization that holds your shares. If you plan to attend the Annual Meeting and vote in person, ballots will be available. If your shares are held in the name of your broker, bank or other stockholder of record, you must bring a legal proxy from the stockholder of record indicating that you were the beneficial owner of the shares on October 14, 2011 in order to vote in person.

How Will My Shares Be Voted?

If you vote by mail, through the Internet, by telephone or in person, your shares will be voted as you direct. If you submit a valid proxy prior to the Annual Meeting, but do not complete the voting instructions, your shares will be voted:

•	“FOR” the election of each of the director nominees listed under “PROPOSAL ONE — ELECTION OF DIRECTORS;”

•

“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as A. Schulman’s independent registered public accounting firm for the fiscal year ending August 31, 2012 under “PROPOSAL TWO — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM;”

•	“FOR” the approval of the compensation of A. Schulman’s named executive officers under “PROPOSAL THREE — ADVISORY VOTE ON EXECUTIVE COMPENSATION;” and

•	“FOR” a frequency of “1 YEAR” under “PROPOSAL FOUR — ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.”

Your Board of Directors recommends that you vote “FOR” the election of each of the director nominees, “FOR” Proposals Two and Three and “FOR” a frequency of “1 YEAR” on Proposal Four.

Can Other Matters Be Decided At The Annual Meeting?

On the date that this proxy statement was printed, A. Schulman did not know of any matters to be raised at the Annual Meeting other than those included in this proxy statement. If you submit a valid proxy and other matters are properly presented for consideration at the Annual Meeting, then the individuals appointed as proxies will have the discretion to vote on those matters for you.

May I Revoke Or Change My Vote?

Yes, proxies may be revoked at any time before a vote is taken or the authority granted is otherwise exercised. Revocation may be accomplished by:

•	the execution of a later dated proxy with respect to the same shares;

•	the execution of a later casted Internet or telephone vote with respect to the same shares;

•	giving notice in writing to the Corporate Secretary at A. Schulman, Inc., 3550 West Market Street, Akron, Ohio 44333; or

•	notifying the Corporate Secretary in person at the Annual Meeting.

If your shares are held in street name and you wish to revoke your proxy, you should follow the instructions provided to you by the record holder of your shares. If you wish to revoke your proxy in person at the Annual Meeting, you must bring a legal proxy from the stockholder of record indicating that you were the beneficial owner of the shares on October 14, 2011. Attending the Annual Meeting will not, by itself, revoke your proxy.

Who Pays The Cost Of Proxy Solicitation?

The accompanying proxy is solicited by and on behalf of the Board of Directors, whose notice of annual meeting is attached to this proxy statement, and the entire cost of such solicitation will be borne by A. Schulman. In addition to the use of the mail, proxies may be solicited by personal interview, telephone, facsimile and electronic mail by directors, officers and employees of A. Schulman. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of common stock held of record by such persons, and A. Schulman will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith. A. Schulman has engaged Georgeson, Inc. to aid in the solicitation of proxies in order to assure a sufficient return of votes on the proposals to be presented at the Annual Meeting. The costs of such services are estimated at $7,500, plus reasonable distribution and mailing costs.

How Many Shares Of Common Stock Must Be Represented At The Annual Meeting In Order To Constitute A Quorum?

At least 14,695,235 shares of common stock must be represented at the Annual Meeting in person or by proxy in order to constitute a quorum for the transaction of business. Abstentions are counted as present for purposes of determining a quorum. Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank or other stockholder of record how to vote their shares using the voting instructions provided by it. If a street name holder does not provide timely instructions, the broker or other nominee may have the authority to vote on some proposals but not others. If the broker or other nominee votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner, this results in a broker non-vote. Broker non-votes on a matter are counted as present for purposes of establishing a quorum for the meeting, but are not considered entitled to vote on that particular matter. Consequently, broker non-votes generally do not have the same effect as a negative vote on the matter.

What Are The Voting Requirements To Elect The Directors And To Approve The Other Proposals Discussed In This Proxy Statement?

The vote required to approve each of the proposals that are scheduled to be presented at the Annual Meeting is as follows:

Proposal	Vote Required
• PROPOSAL ONE — ELECTION OF DIRECTORS

•    In fiscal 2011, A. Schulman adopted a majority voting policy for the election of directors in uncontested elections. In an uncontested election, director nominees must receive the affirmative vote of the holders of a majority of the common stock present, represented and entitled to vote at the Annual Meeting. Broker non-votes will not be counted for purposes of determining the election of individual nominees specified on the proxy and, thus, will have no effect other than that they will be counted for establishing a quorum. Proxies marked “WITHHOLD” will not be counted toward the election of directors or toward the election of individual nominees and, thus, will have the same effect as a vote against such nominees.

• PROPOSAL TWO — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

•    The proposal to ratify the appointment of A. Schulman’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of the common stock present, represented and entitled to vote at the Annual Meeting. Stockholders may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal Two. Broker non-votes will not be counted for the purpose of determining whether Proposal Two has been approved and, thus, will have no effect other than that they will be counted for establishing a quorum. Abstentions will be counted as present and entitled to vote for purposes of Proposal Two and, thus, will have the same effect as a vote against Proposal Two.

Proposal	Vote Required

• PROPOSAL THREE — ADVISORY VOTE ON EXECUTIVE COMPENSATION

•    The proposal to approve the resolution regarding the compensation of A. Schulman’s named executive officers requires the affirmative vote of the holders of a majority of the common stock present, represented and entitled to vote at the Annual Meeting. Stockholders may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on Proposal Three. Broker non-votes will not be counted for the purpose of determining whether Proposal Three has been approved and, thus, will have no effect other than that they will be counted for establishing a quorum. Abstentions will be counted as present and entitled to vote for purposes of Proposal Three and, thus, will have the same effect as a vote against Proposal Three.

• PROPOSAL FOUR — ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

•    The proposal to determine the frequency of holding an advisory vote on A. Schulman’s executive compensation requires the affirmative vote of the holders of a plurality of the common stock present, represented and entitled to vote at the Annual Meeting. Stockholders may vote for “1 YEAR,” “2 YEARS,” “3 YEARS,” or “ABSTAIN.” Broker non-votes and proxies marked “ABSTAIN” will not be counted toward the frequency of any specified time period and, thus, will have no effect other than that they will be counted for establishing a quorum.

When Must Stockholder Proposals for the 2012 Annual Meeting of Stockholders Be Submitted?

Any stockholder who intends to present a proposal at the annual meeting of stockholders in fiscal 2012 must deliver such proposal to the Corporate Secretary at A. Schulman, Inc., 3550 West Market Street, Akron, Ohio 44333:

•

not later than July 7, 2012, if the proposal is submitted for inclusion in A. Schulman’s proxy materials for the meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); or

•

not earlier than August 10, 2012 and not later than September 9, 2012, if the proposal is submitted pursuant to A. Schulman’s Amended and Restated By-Laws (the “By-Laws”). A. Schulman reserves the right to exercise discretionary voting authority on such proposals if a stockholder has failed to submit their proposal within the designated time period.

CORPORATE GOVERNANCE

The Board of Directors has long followed, both formally and informally, corporate governance principles designed to assure that the Board, through its membership, composition and committee structure, is able to provide informed, competent and independent oversight of A. Schulman.

Director Independence

Under the corporate governance listing standards of the NASDAQ Global Select Market (“NASDAQ”) and the Corporate Governance Guidelines for the Board of Directors (the “Corporate Governance Guidelines”), a majority of the members of the Board of Directors must satisfy NASDAQ’s criteria for “independence.” The Board has determined that the directors and nominees named below, who are all the directors other than Mr. Gingo, are independent under applicable NASDAQ standards for the fiscal year ended August 31, 2011.

Eugene R. Allspach	Michael A. McManus, Jr.	Dr. Irvin D. Reid
Gregory T. Barmore	Lee D. Meyer	John B. Yasinsky
David G. Birney	James A. Mitarotonda
Howard R. Curd	Ernest J. Novak, Jr

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, which are available on A. Schulman’s website at www.aschulman.com. The Corporate Governance Guidelines are intended to assure that director qualifications, committee structure and overall Board processes provide good corporate governance and independent oversight of A. Schulman’s management.

Board Committees

The Board of Directors has established the following standing committees: (i) Executive Committee; (ii) Audit Committee; (iii) Compensation Committee; (iv) Nominating and Corporate Governance Committee; and (v) Strategic Committee.

Executive Committee

The Executive Committee is authorized to act on behalf of the Board of Directors on all corporate actions for which applicable law does not require participation by the full Board. In practice, the Executive Committee acts in place of the full Board of Directors only when emergency issues or scheduling makes it difficult or impracticable to assemble the full Board. All actions taken by the Executive Committee must be reported at the next meeting of the Board of Directors. The Executive Committee consists of Messrs. Gingo, Mitarotonda and Yasinsky. The Executive Committee did not hold any meetings during the fiscal year ended August 31, 2011.

Audit Committee

The Audit Committee operates under a written charter that reflects the corporate governance principles advocated by the Commission and the rules and listing standards of NASDAQ. The Audit Committee consists of Messrs. Novak (Chair), Allspach, Curd, Meyer and Reid. The primary purposes of the Audit Committee are: (i) to assist the Board of Directors in fulfilling its responsibility to oversee the accounting and financial reporting processes of A. Schulman, including the quality and integrity of the Company’s financial statements and other financial information provided by A. Schulman to any governmental or regulatory body, the public or certain other users thereof; (ii) to assist A. Schulman in fulfilling its compliance with legal and regulatory requirements; (iii) to analyze and review the qualifications, independence and performance of, and A. Schulman’s relationship with, its independent registered public accounting firm; (iv) to analyze and review the performance of the Company’s systems of internal accounting and financial controls; (v) to analyze and review the effectiveness of A. Schulman’s processes of internal auditing; and (vi) to assist the Board in monitoring the Company’s independent registered public accounting firm in the annual independent audit of A. Schulman’s financial statements and the effectiveness of the Company’s internal control over financial reporting. The functions performed by the Audit Committee include: (1) reviewing the financial statements with management and A. Schulman’s independent registered public accounting firm before publication; (2) reviewing with management and the Company’s independent registered public accounting firm significant financial reporting issues and judgments made in connection with the preparation of A. Schulman’s financial statements; (3) reviewing with the Chief Executive Officer and Chief Financial Officer any issues pertaining to the certifications required to accompany the filing of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and any other information required to be disclosed in connection therewith; (4) overseeing A. Schulman’s internal accounting and financial controls; (5) reviewing legal matters that may have a material impact on A. Schulman’s financial statements or the Company’s compliance policies; (6) establishing procedures for the proper handling of complaints concerning accounting or auditing matters; (7) considering the scope of non-audit services to be performed by A. Schulman’s independent registered public accounting firm; (8) reviewing and approving in advance the annual audit plan and scope of work to be performed by the independent registered public accounting firm; (9) overseeing the appointment, compensation, retention and independence of the Company’s independent registered public accounting firm; (10) pre-approving all auditing services and permitted non-audit services to be performed for A. Schulman by the independent registered public accounting firm; and (11) reviewing all related party transactions that are required to be reported under Item 404(a) of Regulation S-K. Additionally, the Audit Committee oversees A. Schulman’s program to comply with Section 404 of the Sarbanes-Oxley Act of 2002, as amended, which requires the Company to establish, maintain and assess adequate internal control structures and procedures for financial reporting.

NASDAQ rules require each member of the Audit Committee to be able to read and understand financial statements. A. Schulman believes that each member of the Audit Committee, as constituted, satisfies this requirement. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and A. Schulman’s independent registered public accounting firm, although each member of the Audit Committee has the authority to engage and determine funding for independent advisors as deemed necessary. Furthermore, the Audit Committee’s considerations and discussions do not assure: (i) that the audit of A. Schulman’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States); (ii) that the financial statements are presented in accordance with the accounting principles generally accepted in the United States (“GAAP”); or (iii) that the Company’s independent registered public accounting firm is in fact “independent.” A more complete description of these and other Audit Committee functions is contained in the Audit Committee’s Charter, a copy of which is available on A. Schulman’s website at www.aschulman.com.

The Audit Committee held a total of seven meetings during the year ended August 31, 2011. The Audit Committee reviewed with PricewaterhouseCoopers LLP and management A. Schulman’s interim financial results prior to the filing of each of A. Schulman’s Quarterly Reports on Form 10-Q. The Board has determined that each of the members of the Audit Committee is independent as defined under Rule 5605(a)(2) and Rule 5605(c)(2)(A) of the NASDAQ listing standards. The Board has also determined that the Chairman of the Audit Committee, Ernest J. Novak, Jr., is an “audit committee financial expert” as defined in regulations adopted by the Commission.

Compensation Committee

The primary purpose of the Compensation Committee is to supervise and, to the extent consistent with the Corporate Governance Guidelines, exercise the powers of the Board of Directors with respect to overseeing the use of corporate assets in compensating executive officers. The Compensation Committee consists of Messrs. Yasinsky (Chair), Barmore, Birney, Mitarotonda and Novak. The Compensation Committee has overall responsibility for executive succession planning, management development and approving and evaluating the incentive compensation plans, policies and programs of A. Schulman. As set forth in the Compensation Committee’s Charter, the functions to be performed by the Compensation Committee include: (i) setting the salary and other compensation of the Chief Executive Officer and the other executive officers of A. Schulman; (ii) reviewing incentive compensation pools for the Company prior to the annual determination of individual cash and equity-based incentive awards; (iii) approving all employment, change-in-control and severance agreements, as well as all annuity contracts and benefit or perquisite plans or programs (other than broad-based employee plans or programs), which are proposed for executive officers and certain managers; (iv) periodically reviewing A. Schulman’s compensation programs and policies to align them with the Company’s annual and long-term goals and the interests of the stockholders; and (v) administering, implementing and interpreting A. Schulman’s long-term incentive plans, which includes the ability to grant stock options, restricted stock, stock appreciation rights, performance incentives, and similar plans and arrangements. The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to one or more members of the Committee; provided, however, that such members must conduct business in accordance with the Compensation Committee Charter. In addition, the Compensation Committee may delegate to the Chief Executive Officer, or another executive designee, the authority to approve salary and other compensation for employees below the executive officer level in accordance with overall pools, policy guidelines and limits approved by the Committee. Pursuant to its Charter, the Compensation Committee has the authority to retain special counsel, compensation consultants and other experts, as it deems appropriate, to carry out its functions and to approve the retention terms for any such counsel, consultants or experts. A more complete description of these and other Compensation Committee functions is contained in the Compensation Committee’s Charter, a copy of which is available on A. Schulman’s website at www.aschulman.com and in the Compensation Discussion and Analysis section of this proxy statement beginning on page 20. The Compensation Committee held five meetings during the fiscal year ended August 31, 2011. The Board has determined that each of the members of the Compensation Committee is independent as defined under Rule 5605(a)(2) of the NASDAQ listing standards.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is, or has been, an employee or officer of A. Schulman. There are no interlocking relationships between A. Schulman and other entities that might affect the determination of the compensation of the Company’s executive officers.

Relationship with Executive Compensation Consultant

As permitted by the Compensation Committee Charter, the Compensation Committee retained the services of Pay Governance, LLC (“Pay Governance”) as its outside compensation consultant for fiscal 2011 to provide consulting services with respect to A. Schulman’s compensation practices. Pursuant to the terms of its engagement by the Compensation Committee, Pay Governance generally reviewed, analyzed and provided advice regarding A. Schulman’s executive compensation programs for the Company’s executive officers in relation to the objectives of those programs, including comparisons to designated peer group companies and comparisons to “best practices,” and provided information and advice on competitive compensation practices and trends, along with specific views on A. Schulman’s compensation programs. In its role as compensation consultant, representatives of Pay Governance engaged in discussions with the Compensation Committee and responded on a regular basis to questions from the Committee and the Committee’s other advisors, providing them with their opinions with respect to the design and implementation of current or proposed compensation programs. During fiscal 2011, Pay Governance reported directly to the Compensation Committee and the Committee retained the sole authority to retain or terminate Pay Governance.

Nominating and Corporate Governance Committee

The primary purposes of the Nominating and Corporate Governance Committee are: (i) to identify individuals qualified to become directors; (ii) to recommend to the Board of Directors the candidates for election by stockholders or appointment by the Board to fill a vacancy; (iii) to recommend to the Board of Directors the composition and chairs of Board committees; (iv) to develop and recommend to the Board of Directors guidelines for effective corporate governance; and (v) to lead an annual review of the performance of the Board of Directors and each of its committees. The Nominating and Corporate Governance Committee consists of Messrs. Birney (Chair), Allspach, McManus and Reid. A more complete description of these and other Nominating and Corporate Governance Committee functions is contained in the Nominating and Corporate Governance Committee’s Charter, a copy of which is available on A. Schulman’s website at www.aschulman.com. The Nominating and Corporate Governance Committee held five meetings during the fiscal year ended August 31, 2011. The Board has determined that each of the members of the Nominating and Corporate Governance Committee is independent as defined under Rule 5605(a)(2) of the NASDAQ listing standards.

Director Nominations

In its role as the nominating body for the Board of Directors, the Nominating and Corporate Governance Committee reviews the credentials of potential director candidates (including potential candidates recommended by stockholders), conducts interviews and makes formal recommendations to the Board for the annual election or interim appointment of directors. In making its recommendations, the Nominating and Corporate Governance Committee considers a variety of factors, including, but not limited to:

•

whether the prospective candidate has demonstrated achievements in business, education or public service or otherwise possesses the requisite intelligence, education and experience to make a significant contribution to the membership of the Board of Directors;

•	whether the prospective candidate will contribute a range of skills and a diversity of perspectives to the Board;

•	whether the prospective candidate possesses the highest ethical standards, a strong sense of professionalism and is prepared to serve the interests of all stockholders; and

•	whether the prospective candidate has the ability and willingness to commit adequate time to Board and committee matters.

As listed above, diversity of viewpoints, background, experience and other demographics are a few of several criteria on which the Nominating and Corporate Governance Committee bases its evaluation of potential candidates for director positions. Although A. Schulman does not have a specific diversity policy for director candidates, the inclusion of diversity in the listed criteria reflects the Board of Director’s belief that diversity is an important component of an effective Board and the Nominating and Corporate Governance Committee considers diversity aspects when it evaluates director candidates and their specific skills, expertise and background.

For those director candidates who are also employees of A. Schulman, the Nominating and Corporate Governance Committee considers members of the executive management of the Company who have or are in the position to have a broad base of information about A. Schulman and its business. The Board of Directors Candidate Guidelines are attached as Exhibit A to the Corporate Governance Guidelines, a copy of which is available on A. Schulman’s website at www.aschulman.com. The Nominating and Corporate Governance Committee has in the past engaged a professional search firm (to which it paid a fee) to assist in identifying and evaluating potential nominees and may do so again in the future.

The Nominating and Corporate Governance Committee will consider recommendations for nominees to stand for election as director those persons who are recommended to it in writing by any stockholder in accordance with the Procedures for Stockholders to Recommend Candidates for Directors (which are available on A. Schulman’s website at www.aschulman.com). Any stockholder wishing to recommend an individual to be considered by the Nominating and Corporate Governance Committee as a nominee for election as a director should send a signed letter of recommendation to the following address: A. Schulman, Inc., 3550 West Market Street, Akron, Ohio 44333, Attention: Chair of the Nominating and Corporate Governance Committee, c/o Corporate Secretary. Recommendation letters must state the reasons for the recommendation and contain the full name and address of each proposed nominee, as well as a brief biographical history setting forth past and present directorships, employments, occupations and civic activities. Any such recommendation should be accompanied by a written statement from the proposed nominee consenting to be named as a candidate and, if nominated and elected, consenting to serve as a director. A. Schulman may also require a candidate to furnish additional information regarding his or her eligibility and qualifications. The Nominating and Corporate Governance Committee does not intend to evaluate candidates proposed by stockholders differently than it evaluates candidates that are suggested by Board members, executive officers or other sources.

Strategic Committee

The primary functions of the Strategic Committee are to investigate and evaluate strategic alternatives available to A. Schulman and to work with management on long-range strategic planning and the identification of potential new business opportunities. A more complete description of these and other Strategic Committee functions is contained in the Strategic Committee Charter, which is available on A. Schulman’s website at www.aschulman.com. The Strategic Committee consists of Messrs. Curd (Chair), Barmore, McManus, Meyer, Mitarotonda and Yasinsky. The Strategic Committee held six meetings during fiscal 2011.

Attendance at Meetings

The Board of Directors held six meetings during the year ended August 31, 2011. All directors attended at least 75% of the aggregate of all meetings of the Board of Directors and any committees thereof on which such director served during the year. In accordance with the Corporate Governance Guidelines, directors are expected to attend all meetings of the Board of Directors (although it is understood that, on occasion, a director may not be able to attend a meeting). Directors are also encouraged to attend the Annual Meeting. All of the members of the Board of Directors, attended the annual meeting of stockholders held on December 9, 2010.

Board Leadership and Lead Independent Director

Since his appointment as President and Chief Executive Officer in 2008, Joseph M. Gingo has served as Chairman of the Board of Directors. The Board of Directors believes that Mr. Gingo is best situated to serve as Chairman based upon his significant leadership position with A. Schulman and his in-depth familiarity with the Company’s business and industry. In addition, the Board of Directors believes that Mr. Gingo’s combined role as Chairman and Chief Executive Officer positions him to effectively identify A. Schulman’s strategic priorities and lead Board discussions on the execution of Company strategy. While each of A. Schulman’s non-employee directors brings unique experience, oversight and expertise from outside the Company and its industry, Mr. Gingo’s company-specific experience and expertise allow him to effectively direct Board discussions and focus Board decision-making on those items most important to the Company’s overall success. The Board of Directors believes that the combined role of Chairman and Chief Executive Officer helps promote A. Schulman’s overall strategic development and facilitates the efficient flow of information between management and the Board.

While the Board of Directors believes that having a combined Chairman and Chief Executive Officer is essential to A. Schulman’s overall strategic development, the Board is also aware that one of its responsibilities is to oversee Company management and make performance, risk and compensation related decisions regarding management. In order to appropriately balance the Board of Director’s focus on strategic development with its management oversight responsibilities, the Board created the position of Lead Independent Director in 2005. Currently, John B. Yasinsky serves in the capacity of Lead Independent Director. As Lead Independent Director, Mr. Yasinsky is responsible for presiding at all executive sessions of the Board of Directors and acts as an active liaison between management and A. Schulman’s non-employee directors, maintaining frequent contact both with Mr. Gingo to be advised on the progress of Board committee meetings, and with individual non-employee directors concerning recent developments affecting the Company. Through the role of an active, engaged Lead Independent Director, it is the opinion of the Board of Directors that its leadership structure is appropriately balanced between promoting A. Schulman’s strategic development and the Board’s management oversight function. The Board of Directors also believes that its leadership structure has created an environment of open, efficient communication between the Board and management.

Board’s Role in Risk Oversight

The Board of Directors has oversight responsibility of A. Schulman’s risk management, while the Company’s management is responsible for the day-to-day risk management process. A. Schulman faces risks in a variety of areas including, but not limited to, strategy, operations, finance, legal, marketing, information technology, human resources, communications and procurement. In order to effectively identify, evaluate and manage potential risks to A. Schulman, the Board of Directors and management developed during fiscal 2010 an extensive enterprise risk management (“ERM”) program, under which management, with the oversight of the Board, identifies the primary risks the Company faces with respect to its business, operations and strategy. As part of the risk identification process, management conducts interviews with A. Schulman’s key business and functional leaders to help develop and identify risk action items. Thereafter, for each action item, the Board of Directors and management: (i) assign a specific prioritization level; (ii) identify ways to mitigate and manage such action item; and (iii) delegate responsibility to a particular unit or group for addressing each action item. As part of the ERM process, management regularly reports and discusses identified risk action items with the Board of Directors or a designated committee thereof. In this regard, the Board of Directors allocates responsibility to specific Board committees to examine identified action items to the extent they arise in a specific committees area of responsibility. For example, the Compensation Committee is responsible for oversight of risk management with respect to A. Schulman’s executive and non-executive compensation programs and practices, including its incentive compensation programs, in order to ensure that the Company’s compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on A. Schulman. In addition, while the Board of Directors is ultimately responsible for ERM oversight, the Board has delegated to the Strategic Committee the responsibility to assist the Board in the review of management’s ERM process and to help ensure that risk responses are effectively carried out.

Code of Conduct

The Board of Directors has adopted a Global Code of Conduct applicable to A. Schulman’s officers and employees and a Director Code of Conduct, each of which is available on the Company’s website at www.aschulman.com. To further assure compliance, A. Schulman maintains a worldwide hotline that allows employees to report confidentially any suspected violation of its Global Code of Conduct. A. Schulman intends to satisfy the disclosure requirements regarding an amendment to or a waiver from a provision of its Global Code of Conduct that applies to the Company’s executive officers by posting such information on its website at www.aschulman.com.

Executive Sessions

Executive sessions of non-employee directors are regularly held at each meeting of the Board of Directors, including meetings during the fiscal year ended August 31, 2011.

Stockholder Communications with the Board of Directors

Stockholders may send communications to the Board of Directors by mail or courier delivery addressed as follows: A. Schulman, Inc., c/o Corporate Secretary, 3550 West Market Street, Akron, Ohio 44333. In general, the Corporate Secretary will forward all such communications to the Chair of the Nominating and Corporate Governance Committee. The Chair of the Nominating and Corporate Governance Committee will in turn determine whether the communication should be forwarded to other members of the Board of Directors and, if so, forward them accordingly. However, for communications addressed to a particular member of the Board of Directors or the Chair of a particular committee, the Corporate Secretary will forward such communications directly to the Board member so addressed.

Certain Relationships and Related Transactions

Pursuant to the provisions of its Charter, the Audit Committee is charged with evaluating any transaction or series of transactions which involve A. Schulman, a “related person” and the amount involved exceeds $120,000. According to the rules of the Commission, a “related person” is defined as a director, officer, nominee for director, or five percent stockholder of A. Schulman since the beginning of the last fiscal year and their immediate family members. Pursuant to the Audit Committee Charter, all related person transactions must be referred to the Audit Committee for approval, ratification, revision or termination. No director may participate in the consideration of a related person transaction in which he or she or an immediate family member is involved. During fiscal 2011, no related person transactions were brought before the Audit Committee for approval.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires A. Schulman’s officers and directors, and persons who own more than ten percent of the common stock, to file reports of ownership and changes in ownership with the Commission. To A. Schulman’s knowledge, based solely on its review of the copies of such forms received by the Company, the following transactions were not timely filed in fiscal 2011: (i) a Form 4 report on January 19, 2011 by Paul R. Boulier regarding the purchase of common stock; (ii) a Form 4 report on April 26, 2011 by David C. Minc regarding the vesting and conversion of performance shares and the forfeiture of shares for purposes of tax withholding; and (iii) a Form 4 report on April 26, 2011 by Gary A. Miller regarding the vesting and conversion of performance shares and the forfeiture of shares for purposes of tax withholding.

PROPOSAL ONE — ELECTION OF DIRECTORS

In accordance with the provisions of A. Schulman’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the By-Laws, the Board of Directors currently consists of 11 directors, all of which have a term expiring at the Annual Meeting. Pursuant to the Certificate of Incorporation, directors each serve for a one-year term and until a successor is duly elected and qualified, subject to the director’s earlier death, retirement or resignation. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated each of the 11 director nominees for re-election and to serve as directors with a term expiring at the 2012 annual meeting.

Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. Unless a stockholder requests that voting of that stockholder’s proxy be withheld for any one or more of the nominees for director in accordance with the instructions set forth on their proxy, it is presently intended that shares represented by proxies in the enclosed form will be voted for the election of each of the 11 director nominees. All nominees appearing below have consented to being named in this proxy statement and to serve if elected. Should any nominee subsequently decline or be unable to accept such nomination to serve as a director, an event that the Board of Directors does not now expect, the persons voting the shares represented by proxies solicited hereby may vote such shares for a reduced number of nominees.

In fiscal 2011, A. Schulman adopted a majority voting policy for the election of directors in uncontested elections. In an uncontested election, director nominees must receive the affirmative vote of the holders of a majority of the common stock present, represented and entitled to vote at the Annual Meeting. Broker non-votes will not be counted for purposes of determining the election of individual nominees specified on the proxy and, thus, will have no effect other than that they will be counted for establishing a quorum. Proxies marked “WITHHOLD” will not be counted toward the election of directors or toward the election of individual nominees and, thus, will have the same effect as a vote against such nominees.

The following sets forth information regarding each nominee for election as a director, including each individual’s age, principal occupation and business experience during the past five years. In addition, the following information provides the Nominating and Corporate Governance Committee’s evaluation regarding re-nomination of each of the director nominees and the key attributes, skills, and qualifications presented by each director nominee. Information concerning each nominee is based in part on information received from the respective directors and in part from A. Schulman’s records.

NOMINEES FOR ELECTION AS DIRECTORS

(Term Expiring in 2012)

Eugene R. Allspach, Age 64

Mr. Allspach has served as a director of A. Schulman since May 2010 and is a member of the Audit and Nominating and Corporate Governance Committees. Mr. Allspach currently services as Senior Vice President, Corporate Development, for TPC Group, Inc. (“TPC”), a producer of specialty chemicals, a position he has held since September 2011. Previously, Mr. Allspach served as the President of E. R. Allspach & Associates, LLC, a company providing consulting services to new business development activities in the petrochemical industry, from 2003 to 2011. From 1997 to 2002 Mr. Allspach served as President and Chief Operating Officer for Equistar Chemicals, L.P., a petrochemical company, and held numerous executive level positions for its predecessor companies from 1982 to 1997. Mr. Allspach currently serves as a director of TPC and served as a director of ICO, Inc. (“ICO”) from 2008 until its acquisition by A. Schulman in fiscal 2010. The Nominating and Corporate Governance Committee believes that the attributes, skills and qualifications Mr. Allspach has developed through his more than 35 years of experience in executive management, business development, manufacturing, operations, marketing and process engineering in the petrochemicals industry, as well as his experience as a director of TPC and ICO, allow him to provide continued financial and industry expertise to the Board of Directors and has nominated him for re-election.

Gregory T. Barmore, Age 69

Mr. Barmore has served as a director of A. Schulman since May 2010 and is a member of the Compensation and Strategic Committees. Mr. Barmore is currently retired and serves as a director of NovaStar Financial, Inc., a specialty finance company, a position he has held since 1996. Previously, Mr. Barmore served as Chairman and Chief Executive Officer of General Electric Capital Mortgage Corporation, a subsidiary of General Electric Capital Corporation, and held numerous executive level positions within the General Electric family of companies from 1966 to 1997. In addition, Mr. Barmore served as a director of ICO from 2004 until its acquisition by A. Schulman in fiscal 2010 and served as Chairman of the ICO Board of Directors from 2005 until 2010. The Nominating and Corporate Governance Committee believes that the attributes, skills and qualifications Mr. Barmore has developed through his financial and corporate governance expertise, experiences as a chief executive officer, public-company director experience, as well as his prior experience as a director of ICO, allow him to provide continued financial and business expertise to the Board of Directors and has nominated him for re-election.

David G. Birney, Age 68

Mr. Birney has served as a director of A. Schulman since 2006, is Chair of the Nominating and Corporate Governance Committee and is a member of the Compensation Committee. Mr. Birney is currently retired. Previously, Mr. Birney served as President and Chief Executive Officer of Solvay America, Inc., a subsidiary of Solvay S.A., an international industrial chemical group, and held numerous executive level positions within the Solvay Group from 1978 to 2006. From 2006 to 2011, Mr. Birney served as a director of Tronox Incorporated, a specialty chemical company. The Nominating and Corporate Governance Committee believes that the attributes, skills and qualifications Mr. Birney has developed through his experiences as a chief executive officer in the chemicals and plastics industry, public-company director experience, as well his prior service as a director of A. Schulman, including his exemplary service as Chair of the Nominating and Corporate Governance Committee, allow him to provide continued industry and corporate governance expertise to the Board of Directors and has nominated him for re-election.

Howard R. Curd, Age 72

Mr. Curd has served as a director of A. Schulman since 2006, is Chair of the Strategic Committee and is a member of the Audit Committee. Since 2003, Mr. Curd has served as President and Chief Executive Officer of Uniroyal Engineered Products, LLC, a manufacturer of plastic vinyl coated fabrics. The Nominating and Corporate Governance Committee believes that the attributes, skills and qualifications Mr. Curd has developed through his leadership and business experiences in the plastics industry, as well as experience as a director of A. Schulman and his exemplary service as Chair of the Strategic Committee, allow him to provide continued business expertise to the Board of Directors and has nominated him for re-election.

Joseph M. Gingo, Age 66

Mr. Gingo has served as Chairman, President and Chief Executive Officer of A. Schulman since 2008 and is a member of the Executive Committee. Previously, Mr. Gingo was employed at The Goodyear Tire & Rubber Company for more than 40 years. From June 2003 through December 2007, Mr. Gingo served as Executive Vice President, Quality Systems and Chief Technical Officer at the Goodyear Tire & Rubber Company. In this role, Mr. Gingo was responsible for Goodyear’s Research, Tire Technology and Engineering and Quality organizations. Prior to that, Mr. Gingo held numerous domestic and international leadership positions with The Goodyear Tire & Rubber Company. Mr. Gingo has served as a director of A. Schulman since 2000. The Nominating and Corporate Governance Committee believes that the attributes, skills and qualifications Mr. Gingo has developed through his extensive business and leadership experiences in the tire and rubber industry, as well as his significant leadership accomplishments with A. Schulman, allow him to provide continued business and leadership insight to the Board of Directors and has nominated him for re-election.

Michael A. McManus, Jr., Age 68

Mr. McManus has served as a director of A. Schulman since 2006 and is a member of the Strategic and Nominating and Corporate Governance Committees. Since 1999, Mr. McManus has served as President and Chief Executive Officer of Misonix, Inc., a medical device manufacturer. Previously, Mr. McManus held executive positions with New York Bancorp, Inc., Jamcor Pharmaceutical, Inc., Pfizer, Inc. and Revlon Corp. Mr. McManus currently serves as a director of Novavax, Inc. and Misonix, Inc. and, within the past five years, served as a director of American Home Mortgage Investment Corp. The Nominating and Corporate Governance Committee believes that the attributes, skills and qualifications Mr. McManus has developed through his experiences as a chief executive officer, public-company director and his prior service as a director of A. Schulman, allow him to provide continued business and corporate governance expertise to the Board of Directors and has nominated him for re-election.

Lee D. Meyer, Age 62

Mr. Meyer has served as a director of A. Schulman since 2008 and is a member of the Audit and Strategic Committees. Since 2006, Mr. Meyer has acted as a consultant to various investment firms and to Ply Gem Industries, Inc., a building product manufacturer. Previously, Mr. Meyer served as President and Chief Executive Officer of Ply Gem Industries, Inc. from 2002 through 2006. Mr. Meyer currently serves as a director of Building Material Distributors, Inc., a private company, and, during the last five years, served as a director of PW Eagle, Inc. at the time of its acquisition by J-M Manufacturing Company in 2007. The Nominating and Corporate Governance Committee believes that the attributes, skills and qualifications Mr. Meyer has developed through his experiences as a chief executive officer and his consulting roles allow him to provide continued business expertise to the Board of Directors and has nominated him for re-election.

James A. Mitarotonda, Age 57

Mr. Mitarotonda has served as a director of A. Schulman since 2005 and is a member of the Compensation, Strategic and Executive Committees. Since 1991, Mr. Mitarotonda has served as the Chairman, President and Chief Executive Officer of Barington Capital Group, L.P., an investment firm that he co-founded. Previously, Mr. Mitarotonda served as the President and Chief Executive Officer of Dynabazaar, Inc. from May 2006 until April 2007 and January 2004 until December 2004. Prior to that, Mr. Mitarotonda served as the Co-Chief Executive Officer and Co-Chairman of LQ Corporation, Inc. from April 2003 until May 2004 and as its sole Chief Executive Officer from May 2004 until October 2004. Mr. Mitarotonda currently serves as a director of The Pep Boys — Manny, Moe and Jack and Griffon Corporation and, during the past five years, served as a director of Ameron International Corporation, Sielox, Inc., Dynabazaar, Inc. and Gerber Scientific, Inc. The Nominating and Corporate Governance Committee believes that the attributes, skills and qualifications Mr. Mitarotonda has developed through his experiences as a chief executive officer, public-company director, his prior service as a director of A. Schulman, as well as his status as a significant stockholder, allow him to provide continued business and corporate governance expertise to the Board of Directors and has nominated him for re-election.

Ernest J. Novak, Jr., Age 66

Mr. Novak has served as a director of A. Schulman since 2003 and is Chair of the Audit Committee. Mr. Novak is currently retired and serves as a director of BorgWarner, Inc. and FirstEnergy Corp. Previously, Mr. Novak served in various positions at Ernst & Young LLP, an international public accounting firm, including as Coordinating Partner for large multinational clients, as a member of the firm’s International Service Delivery and Quality Committee, as Area Industry Leader for manufacturing and, for 17 years as the Managing Partner of various international offices. The Nominating and Corporate Governance Committee believes that the attributes, skills and qualifications Mr. Novak has developed through his educational background in accounting and his professional experiences in performing, reviewing, and overseeing the audits of financial statements of a wide range of public companies, as well as his experience as a director of A. Schulman, including his exemplary service as Chairman of the Audit Committee, allow him to provide continued financial and regional business expertise to the Board of Directors and has nominated him for re-election.

Dr. Irvin D. Reid, Age 69

Dr. Reid has served as a director of A. Schulman since January 2009 and is a member of the Audit and Nominating and Corporate Governance Committees. Since 2008, Dr. Reid has served as President Emeritus and Eugene Applebaum Professor, Community Engagement, at Wayne State University, a research university located in Detroit, Michigan. Previously, Dr. Reid served as President of Wayne State University from 1997 to 2008. In addition, Dr. Reid previously served two terms on the Board of the Federal Reserve Bank of Chicago (Detroit

Branch) from 2003 to 2004 and from 2005 to 2008. Dr. Reid currently serves as a director of The Pep Boys — Manny, Moe and Jack and Mack-Cali Realty Corporation, and within the past five years, served as a director of Handleman, Inc. The Nominating and Corporate Governance Committee believes that the attributes, skills and qualifications Dr. Reid has developed through his academic experience, his financial and regulatory expertise, as well as his public-company director experience, allow him to provide continued financial and business expertise to the Board of Directors and has nominated him for re-election.

John B. Yasinsky, Age 71

Mr. Yasinsky has served as a director of A. Schulman since 2000 and has served as the Company’s Lead Independent Director since 2008. Mr. Yasinsky is the Chair of the Compensation Committee and is a member of the Strategic and Executive Committees. Mr. Yasinsky is currently retired and is a director of CMS Energy Corporation and Consumers Energy Co. Previously, Mr. Yasinsky served as Chairman and Chief Executive Officer of Omnova Solutions, Inc., a manufacturer of decorative and building products and performance chemicals from 1999 to 2001. Prior to that, Mr. Yasinsky served as the Chairman and Chief Executive Officer of GenCorp, a technology-based manufacturer, from 1994 to 1999. The Nominating and Corporate Governance Committee believes that the attributes, skills and qualifications Mr. Yasinsky has developed through his chief executive leadership and business experiences, as well as his experience as a director of A. Schulman and his exemplary service as the Company’s Lead Independent Director, allow him to provide continued local business and corporate governance expertise to the Board of Directors and has nominated him for re-election.

Directors James A. Mitarotonda, David G. Birney, Howard R. Curd and Michael A. McManus, Jr. each were first appointed or nominated for election to the Board of Directors in connection with, or pursuant to a process described under, various agreements with a group of investors led by Barington Capital Group, L.P. (“Barington Capital”). Director Irvin D. Reid was first appointed to the Board of Directors pursuant to a process determined between A. Schulman and a group of investors lead by Ramius, LLC. Directors Eugene R. Allspach and Gregory T. Barmore each were first appointed and first re-nominated to the Board of Directors pursuant to the terms and conditions of the 2010 merger agreement between A. Schulman and ICO.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of November 3, 2011 (except as otherwise indicated by footnote) regarding the beneficial ownership of shares of common stock by each director and nominee, by each named executive officer employed by A. Schulman on such date, by all directors and executive officers as a group, and by each person known to A. Schulman to own 5% or more of its common stock. Unless otherwise indicated, each beneficial owner has sole power to vote and dispose of the number of shares set forth in the table:

Name(1)	Total Beneficial Ownership(2)(3)	Percent of Outstanding(4)
Directors, Executive Officers and Nominees
Joseph M. Gingo(5)	120,819	*
Joseph J. Levanduski(6)	18,348	*
Bernard Rzepka	14,500	*
Gustavo Pérez	4,500	*
David C. Minc	18,790	*
Donald B. McMillan	9,663	*
Eugene R. Allspach	8,814	*
Gregory T. Barmore	52,474	*
David G. Birney(7)	27,500	*
Howard R. Curd	17,500	*
Michael A. McManus, Jr.	15,666	*
Lee D. Meyer	9,500	*
James A. Mitarotonda(8)	585,502	1.99%
Ernest J. Novak, Jr.	21,700	*
Dr. Irvin D. Reid.	7,000	*
John B. Yasinsky	24,500	*
All Directors and executive officers as a group (21 persons)	1,027,215	3.49%

5% Or Greater Stockholders
BlackRock Inc.(9)	2,443,740	8.31%
40 East 52nd Street, New York, New York, 10022
Royce & Associates, LLC(10)	2,001,656	6.81%
745 Fifth Avenue, New York, NY 10151
Dimensional Fund Advisors L.P.(11)	1,722,194	5.86%
Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746

*	Less than 1%.

(1)	Unless otherwise noted, all directors and executive officers of A. Schulman have the Company’s address: 3550 West Mark Street, Akron, Ohio 44333.

(2)	Includes the following number of shares that are not owned, but can be purchased within 60 days upon the exercise of options granted under A. Schulman’s 1992 Non-Employee Directors’ Stock Option Plan, 2002 Equity Incentive Plan and/or the Amended and Restated 2006 Incentive Plan (the “2006 Incentive Plan”): 12,000 by Mr. Rzepka; 2,000 by Mr. Yasinsky; and 14,000 by all directors and executive officers as a group.

(3)	Includes the following number of restricted shares of common stock awarded under A. Schulman’s 1992 Non-Employee Directors’ Stock Option Plan, 2002 Equity Incentive Plan and/or 2006 Incentive Plan: 45,188 by Mr. Gingo; 3,348 by Mr. Levanduski; 8,187 by Mr. Minc; 2,038 by Mr. McMillan; and 77,818 by all directors and executive officers as a group. Directors and executive officers have the power to vote, but not dispose of, these restricted shares of common stock.

(4)

For all directors and executive officers, the percentage of class is based upon the sum of 29,390,468 shares of common stock outstanding on October 14, 2011 and the number of shares of common stock, if any, as to which the named individual or group has the right to acquire beneficial ownership upon the exercise of options within 60 days of October 14, 2011. For all entities that are listed as beneficial owners of 5% or more of the common stock, the percentage of class is based upon 29,390,468 shares of common stock outstanding on October 14, 2011.

(5)	Amount includes 17,500 shares held by the Linda L. Gingo Trust and 10,000 shares held by the Joseph M. Gingo Trust. Mr. Gingo has shared dispositive power with respect to shares held in the Linda L. Gingo Trust.

(6)	Amount includes 15,000 shares held by a trust for the benefit of Mr. Levanduski.

(7)	Amount includes 13,500 shares that Mr. Birney jointly owns with his spouse, and he has shared voting and dispositive power with respect to such shares.

(8)	Amount includes 571,502 shares of common stock held directly by Barington Companies Equity Partners, L.P. (“Barington”). Barington may be deemed to have sole power to vote and dispose of the shares it beneficially owns. Mr. Mitarotonda is the sole stockholder and director of LNA Capital Corp. (“LNA”), which is the general partner of Barington Capital Group L.P. (“Barington Capital”), which is the majority member of Barington Companies Investors, LLC (“Barington Investors”). Barington Investors is the general partner of Barington. Barington Investors may be deemed to have sole power to vote and dispose of the shares owned by Barington. In addition, Mr. Mitarotonda, LNA and Barington Capital each may be deemed to have sole power to vote and dispose of the shares owned by Barington. Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

(9)	As reported on a Schedule 13G/A filed on February 3, 2011.

(10)	As reported on a Schedule 13G/A filed on January 24, 2011.

(11)	As reported in a Schedule 13G/A filed with the Commission on February 11, 2011, Dimensional Fund Advisors L.P. (“Dimensional”) is the beneficial owner of, has the sole power to vote or direct the voting of an aggregate of 1,697,647 shares of common stock, and the sole power to dispose or direct the disposition of an aggregate of 1,722,194 shares of common stock. According to the Schedule 13G/A, Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, which furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, as amended, and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, the “Funds”). As reported in the Schedule 13G/A, Dimensional possesses investment and/or voting power over the common stock owned by the Funds, and may be deemed to be the beneficial owner of such shares. However, all such shares are owned by the Funds, and Dimensional disclaims beneficial ownership of such shares in its Schedule 13G/A.

EQUITY COMPENSATION PLAN INFORMATION

A. Schulman’s 2006 Incentive Plan and 2010 Value Creation Rewards Plan authorize the Company to issue common stock to its employees and non-employee directors in exchange for consideration in the form of goods or services. The 2010 Value Creation Reward’s Plan currently authorizes A. Schulman to issue up to 1,375,000 shares of common stock to participants, although no awards are currently outstanding thereunder. The 2006 Incentive Plan currently authorizes A. Schulman to issue up to 3,472,686 shares of common stock to participants. Awards are also currently outstanding under A. Schulman’s 1992 Non-Employee Directors’ Stock Option Plan and 2002 Equity Incentive Plan (collectively, with the 2006 Incentive Plan, the “Equity Plans”). Information, as of August 31, 2011, on outstanding awards under the Equity Plans, and information on awards available for grant under the 2006 Incentive Plan, are set forth in the table below:

	(a)		(b)		(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)		Weighted-Average Exercise Price of Outstanding, Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	938,334	(2)	$18.34	(3)	523,072
Equity compensation plans not approved by security holders	N/A		N/A		N/A
Total	938,334		$18.34		523,072

(1)	The outstanding options do not have dividend equivalent rights and are not transferable for value.

(2)	Amount includes 800,193 performance shares and performance units granted pursuant to the 2006 Incentive Plan, the vesting of which is contingent upon corporate performance, which shall be measured by evaluating either: (i) the total shareholder returns (“TSR”) of the common stock relative to a peer group during the applicable performance period; (ii) A. Schulman’s return on invested capital (“ROIC”) relative to a peer group during the applicable performance period; or (iii) the achievement of certain absolute ROIC targets by the Company during the applicable performance period.

(3)	The weighted average exercise price does not account for awards of performance shares or performance units, as described in footnote (2).

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes the Compensation Committee’s executive compensation philosophy, objectives and programs, and explains the basis on which fiscal year 2011 compensation determinations were made with respect to A. Schulman’s named executive officers. For purposes of this discussion, references to “we,” “our” and “us” refer to A. Schulman. For fiscal 2011, our named executive officers were as follows:

Name	Title
Joseph M. Gingo	President, Chief Executive Officer and Chairman of the Board
Joseph J. Levanduski	Vice President, Chief Financial Officer and Treasurer
Paul F. DeSantis	Former Vice President, Chief Financial Officer and Treasurer
Bernard Rzepka	General Manager and Chief Operating Officer — EMEA
Gustavo Pérez	General Manager and Chief Operating Officer — Americas
David C. Minc	Vice President, Chief Legal Officer and Secretary
Donald B. McMillan	Chief Accounting Officer and Corporate Controller

Mr. McMillan is included in this presentation based on his service as Principal Financial Officer during the interim period between the departure on February 28, 2011 of Mr. DeSantis, the Company’s prior Chief Financial Officer, and the appointment on June 10, 2011 of Mr. Levanduski as the Company’s Chief Financial Officer.

Executive Summary

We believe that we delivered strong performance during fiscal 2011 despite facing the challenges of a weakening global economic environment, undertaking significant restructuring initiatives to realign our operations and incurring significant special charges. While our named executive officers were instrumental in improving financial performance in fiscal 2011, our overall performance fell slightly below the demanding performance targets established for compensation purposes at the beginning of the year and we did not maintain our shareholder value relative to certain of our peer companies over the past one and three-year periods. Accordingly, actual short-term and long-term incentive compensation for the performance periods ending in fiscal 2011 (while not necessarily the amounts reported in the Summary Compensation Table) generally fell below both our target levels and amounts paid in 2010 but was well-aligned with our overall actual performance. As broad evidence of this alignment, our global net income in 2011 was 93% of the results we achieved in 2010, and our various corporate and regional annual bonus plan payouts ranged from 0% to 92% of last year’s payouts.

Financial Performance affecting Compensation

•	Fiscal 2011 net income was $41.0 million, compared with net income of $43.9 million in fiscal 2010.

•

Adjusted net income in fiscal 2011 was $58.0 million, a 20.3% increase over last year’s performance of $48.2 million and above the annual bonus plan threshold but slightly below target or budgeted performance of $62.1 million.

•

Consolidated operating income for the 2011 fiscal year equaled $81.2 million, a 27.1% increase over fiscal 2010 results of $63.9 million, which also exceeded the annual bonus plan threshold but was below target or budgeted performance.

•

Days of working capital for the Company improved to 60 days as of the end of fiscal 2011 compared to 61 days as of the end of fiscal 2010, which achieved the target level of the annual bonus plan based on an average of days working capital throughout the year, although this metric played a smaller role in 2011 with the weighting reduced to 20% from 34% in 2010.

•

Total shareholder returns (“TSR”) for the past one- and three-year periods ending August 31, 2011 increased by 3% and decreased by 14%, respectively, both of which were below the median of companies in the S&P Special Chemicals Index.

The foregoing financial presentation includes the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures. We use these financial measures to monitor and evaluate our on-going performance and allocate resources, and we believe that these additional non-GAAP measures are useful to investors for financial analysis. A reconciliation of such non-GAAP financial measures to the most directly comparable GAAP financial measure can be found on pages 32-34 of our Annual Report on Form 10-K as filed with the Commission on October 26, 2011.

Impact of Performance on 2011 Compensation

Base Salary – We awarded moderate base salary increases to our named executive officers consistent with guidelines approved for all employees except where further adjustments were warranted based on (i) outstanding or poor personal performance, (ii) peer market median alignment, or (iii) local laws applicable to certain international executives. One named executive officer received a more substantial increase of 22.2% representing consistent positive performance since his hiring and improved alignment toward the market median.

Annual Incentive Compensation – Bonus payouts were 76% of target at the corporate level (compared to 117% for fiscal 2010), 119% of target for our Europe, Middle East and Africa (“EMEA”) segment (compared to 129% for that segment for fiscal 2010), 46% of target for our Americas segment (compared to 129% for that segment for fiscal 2010), and no payout for our Asia segment (compared to 128% for fiscal 2010 when Asia was part of the EMEA segment).

Long-term Incentive Compensation – Performance shares and performance-based restricted stock units granted on February 28, 2008 vested at a rate of 33.33% based on our TSR for the three-year period ending on February 28, 2011, which exceeded the 25th percentile of peer S&P Specialty Chemical companies (the threshold level for vesting) but fell below the 50th percentile. The remainder of those 2008 awards were forfeited.

Significant other 2011 Compensation and Governance Actions

During fiscal 2011, we evaluated all of our compensation programs, policies and payouts and concluded that our overall compensation structure continues to align with our pay-for-performance philosophy and promote long-term shareholder value. We also undertook the following significant actions:

Annual Incentive Compensation

•	We reduced the weighting of our working capital metric from 34% to 20% to further emphasize profitability in determining annual bonuses.

•

We added a circuit breaker for our fiscal 2012 annual incentive plan which will eliminate certain incentive payments if the threshold target level of consolidated worldwide operating income is not achieved.

Long-term Incentive Compensation

•	We placed more emphasis on performance-based equity awards by increasing their percentage from 67% to 75%, leaving only 25% of long-term equity awards subject to time-based vesting.

•	We established that all 2012 time-based equity awards will be subject to three-year cliff vesting instead of the current three-year pro rata vesting.

Employment Arrangements

•	We eliminated excise tax gross-up provisions in new agreements with our CEO and our new CFO.

•	We reduced the number of executives with change-in-control agreements from 73 to 29 and ensured that all of the agreements have double-triggers and no excise tax gross-up provisions.

Share Ownership Guidelines

•	We added a mandatory holding policy which requires our executive officers and directors to hold stock received from equity awards to maintain share ownership levels.

•

We added a mandatory stock purchase element to our guidelines that will require executive officers and directors not on track to attain timely compliance with ownership levels to use 50% of their annual incentive compensation or director fees after taxes to purchase our common stock.

The foregoing financial presentation includes the use of both GAAP and non-GAAP financial measures. We use these financial measures to monitor and evaluate our on-going performance and allocate resources, and we believe that these additional non-GAAP measures are useful to investors for financial analysis. A reconciliation of such non-GAAP financial measures to the most directly comparable GAAP financial measure can be found on pages 32-34 of our Annual Report on Form 10-K as filed with the Commission on October 26, 2011.

Compensation Philosophy and Objectives

In determining the amount and composition of executive compensation, the Compensation Committee’s goal is to provide a pay for performance compensation package that will enable us to: (i) attract and retain talented executives; (ii) reward outstanding individual and corporate performance; and (iii) link the interests of our executive officers to the interests of our stockholders, with the ultimate goal of improving stockholder value. The Compensation Committee’s overall pay strategy is to provide a median market compensation opportunity for our named executive officers at their targeted performance levels. The Compensation Committee attempts to align executive compensation with stockholders’ interests through the use of performance-based, at-risk compensation components for a significant portion of each named executive officer’s total compensation. Additionally, the Compensation Committee seeks to achieve executive retention through the use of a balance of pay mix and long-term equity vehicles. In order to emphasize pay that is dependent on performance and aligned with stockholder interests, we have adopted the following pay strategy:

•	Position base salaries at the 50th percentile of peer market levels;

•	Provide a median target annual incentive opportunity with upside and downside leverage depending on actual corporate and personal performance; and

•

Position target long-term incentive opportunities at the 50th percentile of peer market levels, with two-thirds of the awards subject to performance-based vesting, in order to enhance alignment with stockholders.

In determining actual compensation levels for our named executive officers, the Compensation Committee considers all elements of the compensation program in total and also evaluates whether individual elements reflect current market practices and our stated compensation philosophy. The Compensation Committee believes that offering performance-based, market-comparable pay opportunities to our named executive officers, bearing in mind our industry, relative size and performance, allows us to maintain a stable, successful management team.

The Compensation Committee has full discretion to adjust our compensation program, or any element thereof, at any time. It has been the practice of the Compensation Committee to discuss its compensation determinations with respect to the Chief Executive Officer with the full Board of Directors and to have the full Board (other than the Chief Executive Officer) approve such decisions. At times, however, the Board of Directors may adjust certain elements of our executive compensation program outside of the Compensation Committee’s recommendations.

Compensation Committee Governance

The compensation program for our named executive officers is overseen by the Compensation Committee of the Board of Directors. Compensation Committee members are appointed by the Board of Directors and meet the independence and other requirements of NASDAQ and other applicable laws and regulations. As described on pages 7-8 this proxy statement, the duties of the Compensation Committee include, among other things: (i) determining base salary levels and bonuses for our named executive officers; (ii) approving the design and award of all other elements of our executive compensation program; (iii) evaluating the performance of our named executive officers; (iv) executive officer succession planning; and (v) addressing other matters related to executive compensation. The Compensation Committee meets as necessary to enable it to fulfill its responsibilities. The Chair of the Compensation Committee is responsible for the leadership of the Committee, presiding over Committee meetings, making Committee assignments, reporting the Committee’s actions to our Board of Directors from time to time and, with the assistance of management, setting the agenda for Committee meetings. The members of the Compensation Committee and the Committee’s specific functions are described in further detail on pages 7-8 this proxy statement and the Compensation Committee Charter is posted at www.aschulman.com.

Role of Compensation Consultant

As permitted by the Compensation Committee Charter, the Compensation Committee retained Pay Governance as its outside compensation consultant for fiscal 2011 to provide consulting services with respect to A. Schulman’s compensation practices. Pursuant to the terms of its engagement by the Compensation Committee, Pay Governance generally reviewed, analyzed and provided advice regarding A. Schulman’s executive compensation programs for the Company’s executive officers in relation to the objectives of those programs, including comparisons to designated peer group companies and comparisons to “best practices,” and provided information and advice on competitive compensation practices and trends, along with specific views on A. Schulman’s compensation programs. In its role as compensation consultant, representatives of Pay Governance engaged in discussions with the Compensation Committee and responded on a regular basis to questions from the Committee and the Committee’s other advisors, providing them with their opinions with respect to the design and implementation of current or proposed compensation programs. During fiscal 2011, Pay Governance reported directly to the Compensation Committee and the Committee retained the sole authority to retain or terminate Pay Governance.

Compensation Committee Delegation

Pursuant to the Compensation Committee Charter, the Compensation Committee may delegate its authority to subcommittees or to the Chair of the Compensation Committee when it deems such delegation appropriate and in our best interests. Additionally, pursuant to its charter, the Compensation Committee may delegate to the Chief Executive Officer, or other executive designee, the authority to approve salary and other compensation for employees below the executive officer level in accordance with overall pools, policy guidelines and limits approved by the Committee. During fiscal 2011, the Compensation Committee made no subcommittee delegations.

Setting Executive Compensation

At its first two regularly scheduled meetings of each fiscal year (typically in September and October), the Compensation Committee: (i) evaluates the performance of the Chief Executive Officer for the prior fiscal year; (ii) reviews the Chief Executive Officer’s evaluation of the performance of the other named executive officers for the prior fiscal year; (iii) determines whether our named executive officers will receive bonuses for the prior fiscal year based on the achievement of performance targets and their respective individual performance;

(iv) establishes the components and levels of named executive officer compensation (including the performance criteria for annual performance bonuses) for the current fiscal year; and (v) reviews and approves the structure and performance criteria for annual long-term incentive plan grants to our named executive officers. In the course of its deliberations, the Compensation Committee from time to time solicits the recommendations of our Chief Executive Officer and our other executive officers on various matters relating to executive compensation. However, the Compensation Committee makes all final determinations regarding the compensation program for the named executive officers and, with respect to the Chief Executive Officer, seeks ratification of its decisions by the full Board of Directors.

Peer Group Analysis

2011 Peer Group Comparisons

To assist the Compensation Committee in making compensation decisions, Pay Governance provided the Compensation Committee with competitive market data in fiscal year 2011 comparing our executive compensation practices to those of a specific group of comparison companies and compensation surveys. The peer group used for compensation comparison purposes was generally comprised of specialty chemical companies, including similarly sized companies with common industries and/or common primary end use markets. In addition, the peer group includes companies within our geographic footprint, as well as companies with a similar international presence. The Compensation Committee reviews and approves the selection of companies used for compensation comparisons on an annual basis. In fiscal year 2011, the peer group consisted of the following 19 companies (the “2011 Peer Group”):

Albemarle Corporation	Minerals Technologies Inc.	Spartech Corporation
Arch Chemicals, Inc.	OM Group, Inc.	Stepan Company
Cabot Corporation	Omnova Solutions Inc.	Valhi, Inc.
Cytec Industries, Inc.	PolyOne Company	Valspar Corporation
Ferro Corporation	Rockwood Holdings, Inc.	W.R. Grace & Co.
H.B. Fuller Co.	RPM International Inc.
Hexcel Corporation	Solutia, Inc.

In addition to the use of peer group data, the Compensation Committee reviewed compensation survey data in order to ensure that our executive compensation program, as a whole, is competitive. For fiscal 2011, the compensation survey data consisted of U.S.-based manufacturing companies of a comparable size to our business. For fiscal 2011, the Compensation Committee’s general approach was to target executive officer pay opportunities at the median of the 2010 Peer Group and the compensation survey data.

2012 Peer Group Analysis

During the course of fiscal 2011, the Compensation Committee, with the assistance of Pay Governance, undertook a detailed review of the 2011 Peer Group to analyze and determine if any changes should occur in the group for purposes of determining competitive market positioning for the Committee’s executive compensation determinations in fiscal 2012. In this regard, the Compensation Committee used several factors to evaluate current peer companies and identify and select potential new peers, including, but not limited: (i) industry and business fit; (ii) factors of size (e.g., revenues, assets, capital, employees and market capitalization); (iii) factors of profitability (e.g., product margins and returns on assets, equity and capital); (iv) factors of growth (e.g., revenue and operating profit); and (v) international presence.

Based upon this analysis, for fiscal 2012, the Compensation Committee has selected an updated peer group of 18 companies (the “2012 Peer Group”) to evaluate our financial performance and the competitiveness of our pay levels. For fiscal 2012, the 2012 Peer Group will consist of the following:

Arch Chemicals, Inc.	H.B. Fuller Co.	Rockwood Holdings, Inc.
Cabot Corporation	Minerals Technologies Inc.	Sensient Technologies Corporation
Cytec Industries, Inc.	NewMarket Corporation	Solutia, Inc.
Ferro Corporation	OM Group, Inc.	Spartech Corporation
Georgia Gulf Corporation	Omnova Solutions Inc.	Stepan Company
Hexcel Corporation	PolyOne Company	Westlake Chemical Corporation

Components of Executive Compensation

The key components of our executive compensation program, each of which is addressed separately below, are:

•	base salary;

•	annual bonuses;

•	long-term incentives; and

•	retirement and other benefits.

In determining an executive officer’s total compensation package, the Compensation Committee considers each of these key components and attempts to establish an appropriate balance between cash and non-cash compensation, and between short-term and long-term compensation. In addition, the Compensation Committee annually reviews the total compensation opportunity for our executive officers. The Compensation Committee attempts to position each executive’s total targeted compensation opportunity near our peer market median in order to provide each executive officer with a competitive compensation opportunity and properly focus them on our long-term success. Each year, the Compensation Committee requests that its compensation consultant compare the total direct compensation (i.e., base salary + annual bonus target + estimated value of our long-term incentive grants) of our executive officers to the total compensation opportunities provided by our peer group, in order to help the Committee evaluate compensation determinations for the upcoming fiscal year. It is the opinion of the Compensation Committee that it is important to evaluate our executive compensation program vis-à-vis our peers in order to determine potential modifications based upon our compensation philosophy.

Base Salaries

Base salaries are intended to reward executive officers based upon their roles with us and for their performance in those roles. The Compensation Committee reviews and approves each named executive officer’s base salary annually. Base salaries for executive officers initially are determined by evaluating the officers’ respective levels of responsibility, prior experience and breadth of knowledge, and by taking into consideration internal equity issues and external pay practices. Determinations of base salary adjustments are driven primarily by competitive positioning and profitability, with the stated goal of maintaining executive officer salaries at the 50th percentile of market levels. For fiscal 2011, the base salary for each of our named executive officers is provided in the Salary column of the Summary Compensation Table located on page 37 of this proxy statement.

In fiscal 2011, the Compensation Committee continued to implement our base salary positioning philosophy, attempting to position executive officer base salaries at or near the 50th percentile of our peer market. Based on data presented to the Compensation Committee by Pay Governance, the Compensation Committee determined that base salary levels for our named executive officers approximated peer market medians, generally falling within approximately ± 10% of the peer market median level. Consequently, we awarded moderate base salary increases to our named executive officers consistent with guidelines approved for all employees, except where further adjustments were warranted based on (i) outstanding or poor personal performance, (ii) peer market median alignment, or (iii) local laws applicable to certain international executives. One named executive officer received a more substantial increase of 22.2%, representing consistent positive performance since his hiring and improved alignment toward the market median.

In targeting our base salary range at the 50th percentile, the Compensation Committee believes that we are able to properly motivate our executive officers and fulfill our goals of rewarding outstanding performance and achieving executive retention. It is the opinion of the Compensation Committee that by setting base salary levels at competitive rates, our executive officers are rewarded for undertaking positions of leadership and provided with an incentive to continue working for us. However, as base salary compensation is not typically subject to reduction or forfeiture based on corporate performance, the Compensation Committee believes that it should comprise only one component of our overall pay philosophy and that a majority of our executive compensation structure should be comprised of at-risk components.

Annual Bonuses

Our annual bonus program promotes our pay-for-performance philosophy by providing our named executive officers with direct financial incentives in the form of annual cash bonuses based on our financial performance. Annual bonus opportunities allow us to communicate specific goals that are of primary importance during the coming year and to motivate executive officers to achieve these goals. The annual bonus program is designed to reward our named executive officers for the achievement of specified corporate performance targets that the Compensation Committee believes align the interests of our named executive officers with the interests of our stockholders. The Compensation Committee seeks to provide each named executive officer with a median annual bonus opportunity, as compared to our peers.

2011 Bonus Targets

In October 2010, the Board of Directors, upon the approval of the Compensation Committee, established the target bonus awards (expressed as a percentage of base salary) for each of the named executive officers and established that each executive’s total bonus opportunity would be based upon the achievement of certain performance metrics. For fiscal 2011, the Board of Directors established the following target bonus opportunities for each named executive officer:

Named Executive Officer	2011 Target Bonus Opportunity (as a % of base salary)
Joseph M. Gingo	100%
Joseph J. Levanduski	50%[1]
Bernard Rzepka	50%
Gustavo Pérez	50%
David C. Minc	50%
Paul F. DeSantis	50%
Donald B. McMillan	40%

(1)	As previously indicated, we entered into an employment agreement with Mr. Levanduski during the fourth quarter of fiscal 2011. Pursuant to the terms of his employment agreement, Mr. Levanduski is eligible to participate in the annual bonus plan at a target based on 50% of his base salary. However, consistent with past practice, Mr. Levanduski’s target annual bonus opportunity for fiscal 2011 has been prorated based on his date of hire.

In conjunction with establishing the target bonus opportunity for each named executive officer, the Compensation Committee selected performance metrics for evaluating corporate performance, along with the respective weighting for each metric and the threshold, target, stretch, enhanced stretch and maximum performance goal levels. In selecting performance metrics for 2011, the Compensation Committee sought to establish corporate performance metrics that focused the named executive officers on the key drivers of stockholder value and emphasized both our short- and long-term financial and strategic goals. In light of such objectives, the Compensation Committee established the following corporate performance metrics for 2011: (i) net income; (ii) operating income; and (iii) days of working capital, excluding certain unusual, one-time in nature items. For Messrs. Gingo, Levanduski, Minc and McMillan, the Compensation Committee determined that each of their respective annual bonus opportunities would be measured by the Company’s consolidated worldwide operations. For Mr. Rzepka, the Compensation Committee established that his annual bonus opportunity will be based upon the performance of the Company’s consolidated worldwide operations and its EMEA segment. For Mr. Pérez, the Compensation Committee established that his annual bonus opportunity will be based upon the performance of the Company’s consolidated worldwide operations and its Americas segment. For each performance metric, the Compensation Committee established the following weighting for each of the named executive officers:

Named Executives Officer	Worldwide Net Income	Worldwide Operating Income	Worldwide Days of Working Capital
Joseph M. Gingo	40%	40%	20%
Joseph J. Levanduski	40%	40%	20%
David C. Minc	40%	40%	20%
Paul F. DeSantis	40%	40%	20%
Donald B. McMillan	40%	40%	20%

	EMEA Operating Income	EMEA Days of Working Capital	Worldwide Net Income	Worldwide Operating Income	Worldwide Days of Working Capital
Bernard Rzepka	60%	15%	10%	10%	5%

	Americas Operating Income	Americas Days of Working Capital	Worldwide Net Income	Worldwide Operating Income	Worldwide Days of Working Capital
Gustavo Pérez	60%	15%	10%	10%	5%

For all directly reporting executive officers, Mr. Gingo retains authority to adjust award payouts, based upon individual performance, up to 20% more than the calculated award amount or down to 0% of such award amount. Potential bonus awards, measured by reference to threshold, target and maximum percentages of salary for each named executive officer are disclosed in the Grants Of Plan-Based Awards table located on page 39.

2011 Corporate Performance

For fiscal 2011, we utilized our budgeting model to set the performance levels for each of the performance metrics. The Compensation Committee believes that achieving the budget requires strong management performance and is deserving of a bonus at the targeted award level. The maximum bonus level for consolidated worldwide corporate performance of 200% of target was set at 125% of the budget. The Compensation Committee believes that its targets are challenging but achievable with successful management performance.

2011 Performance Goals — Consolidated Worldwide (In Millions of U.S. Dollars)(1)

Performance Target	Threshold	Target	Maximum	Actual	Payout
Net Income	$52.5	$62.1	$77.6	$59.1	84%
Operating Income	$71.9	$87.6	$109.5	$81.3	80%
Days of Working Capital	70	68	65	70	50%

2011 Performance Goals — EMEA Business Segment (In Millions of Euros)(1)

Performance Target	Threshold	Target	Maximum	Actual	Payout
Operating Income	€56.4	€58.8	€73.5	€62.4	124%
Days of Working Capital	68	67	64	67	100%

2011 Performance Goals — Americas Business Segment (In Millions of U.S. Dollars)(1)

Performance Target	Threshold	Target	Maximum	Actual	Payout
Operating Income	$18.1	$24.7	$30.9	$17.7	0%
Days of Working Capital	68	66	63	70	0%

(1)	For purposes of 2011 annual bonus plan calculations, consolidated worldwide, EMEA and Americas performance data was adjusted to exclude the impact of certain consultant costs, as well as an inventory reserve methodology harmonization and a change in bad debt methodology that occurred in fiscal 2011.

Based upon our 2011 consolidated worldwide, EMEA and Americas segment performance, Messrs. Gingo, Levanduski, Minc and McMillan each earned approximately 76% of their total target bonus opportunity, while Mr. Rzepka earned approximately 108% and Mr. Pérez earned approximately 19%. As a result of his resignation prior to the end of fiscal 2011, Mr. DeSantis did not receive an bonus award for fiscal 2011.

In addition to the formulaic parameters, the Compensation Committee has granted Mr. Gingo the discretion to increase or decrease annual bonus awards based upon an executive’s individual performance during the fiscal year. Specifically, Mr. Gingo retains authority to adjust award payouts for all directly reporting executive officers from 0 to 20% of their target award based upon individual performance. However, the total amount of all bonus payments, including discretionary adjustments, cannot exceed the total amount determined by application of the formulaic performance metrics. It is the opinion of the Compensation Committee that discretionary flexibility in administration of the annual bonus plan is imperative to reward particular individual efforts that are not otherwise captured by the formulaic bonus plan established at the outset of the year and to help retain the continued commitment of such key performers, or to reduce payments to executive officers whose individual performance (or whose area of responsibility) underperformed.

For 2011, Mr. Gingo recommended, and the Compensation Committee approved, discretionary increases for Messrs. Pérez, Minc and McMillan in the amounts of $5,000, $18,329 and $5,000, respectively. In making his adjustment recommendations, Mr. Gingo objectively and subjectively evaluated each executive officer based on a number of factors, including, but not limited to individual performance in the executive’s specific areas of responsibility and strengths in management and leadership. The annual bonus payments made to our named executive officers for fiscal year 2011 are reported in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column located on page 37 of this proxy statement.

2012 Annual Bonus Plan

During the course of fiscal 2011, the Compensation Committee determined to include a circuit breaker in the annual incentive plan for fiscal 2012. Specifically, upon review of the structure of the 2011 bonus plan, and in conjunction with recommendations provided by Pay Governance, the Compensation Committee determined that for fiscal 2012, the annual bonus plan will include a circuit breaker that requires the achievement of a threshold level of worldwide consolidated operating income before certain payments can be made. If the threshold level of worldwide consolidated operating income is not attained, then no payout on any working capital measure will be made, regional payouts will be limited to payouts, if any, based on that region’s operating income, and business unit payouts will be limited to payouts, if any, based on that business unit’s operating income. It is the opinion of the Compensation Committee that this addition of a circuit breaker helps to ensure that a minimum level of financial performance is reached at the corporate level.

Long-Term Incentives

As part of our executive compensation program, the Compensation Committee has historically made annual grants of long-term stock-based incentive awards to our named executive officers (and other members of management), including grants of restricted stock, restricted stock units and performance shares. Long-term incentives are used by the Compensation Committee to: (i) balance the short-term focus of base salaries and the annual bonus program by tying equity-based rewards to performance achieved over multi-year periods; (ii) ensure that each named executive officer’s total compensation package includes an additional at-risk component of pay; (iii) align compensation incentives with stockholder interests; and (iv) provide our named executive officers with long-term retention incentives. When making our annual equity-based awards to our named executive officers, the Compensation Committee considers, but does not exclusively rely on any one of, the following: (1) our financial performance in the prior fiscal year; (2) historical award data; (3) compensation practices at peer group companies; and (4) each named executive officer’s respective individual performance, prior experience and levels of responsibility with, and contributions to, A. Schulman.

For fiscal 2012, the Compensation Committee has determined to shift the mixture of time- and performance-based awards from one-third time-based and two-thirds performance to one-quarter time-based and the remaining three-quarters subject to performance-based vesting requirements. It is the opinion of the Compensation Committee that this shift in the mixture of our long-term incentive program further enhances our pay-for-performance focus and helps further align our compensation program with stockholder interest.

Restricted Stock and Restricted Stock Units

On January 12, 2011, the Compensation Committee awarded shares of restricted stock and restricted stock units to our named executive officers in the following amounts: (i) Mr. Gingo — 27,000 shares; (ii) Mr. Rzepka — 5,614 units; (iii) Mr. Pérez — 2,678 units; (iv) Mr. Minc — 3,464; (v) Mr. DeSantis — 5,247; and (vi) Mr. McMillan — 745 shares. In addition, on June 10, 2011, the Compensation Committee awarded 3,348 shares of restricted stock to Mr. Levanduski in connection with his retention as Vice President, Chief Financial Officer and Treasurer. For fiscal 2011, the Compensation Committee determined to award our non-U.S. named executive officers awards of stock-settled restricted stock units, as compared to restricted stock, based upon certain tax treatment considerations. Pursuant to the terms of the 2006 Equity Incentive Plan, awards of restricted stock and restricted stock units vest ratably over time, subject to continued employment, on each of the first three anniversaries of the award grant date. With regards to awards of restricted stock units, such units shall be settled on a 1-for-1 basis on each vesting date in shares of our common stock. During the restriction period, named executive officers may exercise full voting rights associated with their shares of restricted stock; however, named executive officers receiving restricted stock units have no voting rights during the restriction period. In addition, during the restriction period, we will hold all dividends paid with respect to such shares of restricted stock until the restrictions on the underlying restricted stock have lapsed. In regards to awards of restricted stock units, such units provide for dividend equivalent rights entitling executives to a payment equal to the amount of any cash dividends that are declared and paid during the restriction period upon the vesting of such units.

For fiscal 2012, the Compensation Committee has determined to modify the vesting methodology for our awards of time-based restricted stock from three year pro rata vesting to three year cliff vesting. It is the opinion of the Compensation Committee that this change in vesting methodology will further enhance the retention focus of our long-term incentive awards and help position our long-term equity program in line with current industry standards.

Performance Shares and Performance Units

In connection with the grant of restricted stock, the Compensation Committee also awarded performance shares and performance units to the named executive officers, pursuant to the 2006 Incentive Plan, in the following amounts: (i) Mr. Gingo — 117,920 performance shares (58,960 with dividend rights); (ii) Mr. Rzepka — 33,674 performance units (16,837 with dividend rights); (iii) Mr. Pérez — 16,064 performance units (8,032 with dividend rights); (iv) Mr. Minc — 20,780 performance shares (10,390 with dividend rights); (v) Mr. DeSantis — 31,482 performance shares (15,471 with dividend rights); and (vi) Mr. McMillan — 4,470 performance shares (2,235 with dividend rights). In addition, on June 16, 2011, Mr. Levanduski was awarded 10,039 shares (5,019 with dividend rights). For fiscal 2011, the Compensation Committee determined to award our non-U.S. named executive officers awards of performance units, as compared to performance shares, based upon certain tax treatment considerations. Under the 2006 Incentive Plan, performance shares and performance units give the recipient the right to receive a specified number of shares of our common stock only if certain terms and conditions are met. Specifically, performance shares/units awarded may vest on January 12, 2014 (June 16, 2014 for Mr. Levanduski) based upon the following performance criteria: (1) with respect to two-thirds of each executive’s performance shares/units, our performance relative to the average performance of the common stock of a group of peer companies in the S&P Special Chemicals Index, as measured by TSR from January 12, 2011 to January 12, 2014 (the “Performance Period”); and (2) with respect to the remaining one-third of each executive’s performance shares/units, our achievement of certain absolute ROIC metrics for the Performance Period. With respect to TSR-based performance shares/units, no shares/units will vest if relative performance is below the 25th percentile, 100% will vest if relative performance is at the 50th percentile and 200% will vest if relative performance is at or above the 75th percentile. With respect to ROIC-based performance shares/units: (a) 50% of such performance shares/units will vest if we reach a 10.50% ROIC level; (b) 100% of such performance shares/units will vest if we reach a 11.00% ROIC level; and (c) 200% will vest if we reach or exceed a 13.00% ROIC level. On January 12, 2014, all vested performance shares/units will be settled in shares of our common stock. All performance shares/units that do not vest on January 12, 2014 will be forfeited. In regard to dividend rights, we utilize two types of performance shares/units: (a) shares/units that provide the award recipient with dividend rights during the Performance Period; and (b) shares/units that do not provide dividend rights with respect to the underlying shares. For those performance shares/units conferring dividend rights, we hold all dividends paid on the underlying shares of common stock and award such dividends with the underlying shares upon vesting, subject to the same risk of forfeiture.

Timing of Grants

The Compensation Committee generally determines equity grants at a meeting that immediately precedes our release of earnings results during the second quarter of each fiscal year. Since the information in these earnings releases has not yet been incorporated into the market price of our common stock, the Compensation Committee has historically set the grant date as of the fifth business day after the release of the earnings information. While this introduces some level of variability in our cost incurred in making awards and the value of the awards to our named executive officers, the Compensation Committee believes that this practice helps to ensure that information in its possession when determining award grants is reflected in the grant date stock price. For future grants, the Compensation Committee will continue to adhere to its current policy of scheduling award grants at least five business days after the release of earnings information.

Stock Ownership Guidelines

In 2006, the Compensation Committee adopted stock ownership guidelines for our directors and executive officers. These guidelines require that, within a five year period from the date a person becomes an executive officer, the Chief Executive Officer will maintain stock ownership in value equal to approximately five times his base salary, while all other executive officers are expected to hold stock in value equal to approximately three times their base salary. Directors are required to hold stock ownership equal to approximately five times their base retainer within a five year period from the date of their election or appointment to the Board of Directors.

During the course of fiscal 2011, the Compensation Committee determined to amend the stock ownership guidelines to include two additional components to help further the effectiveness of the policy. First, the Compensation Committee determined to include a mandatory holding component to the current guidelines which requires that all common stock received from equity awards be held until guideline ownership levels are met. Second, the Compensation Committee adopted a mandatory stock purchase component that requires all executive officers and directors who are not currently on track to attain timely compliance with current share ownership guidelines to use 50% of their annual incentive compensation or director fees after taxes to purchase our common stock. As has been stated previously, the Compensation Committee bases a large part of its compensation philosophy on aligning the interests of our executive officers and directors with our stockholders. Such efforts could be undermined in the event that executive officers or directors sold all or a significant portion of their awards at vesting or if they failed to achieve timely compliance with the stock ownership guidelines. In determining compliance with these guidelines, the Compensation Committee considers the beneficial ownership of our executive officers as required to be reported in a proxy statement. As of November 3, 2011, all directors and executive officers, except for Messrs. Rzepka and Pérez, were in, or on track to attain, compliance with our stock ownership guidelines. In regards to Messrs. Rzepka and Pérez, such executives are currently not on track to obtain stock ownership compliance because until fiscal year 2011, long-term incentive awards for our non-U.S. executives had been cash-based awards. Consistent with our current stock ownership guidelines, it is anticipated that Messrs. Rzepka and Pérez will use 50% of their annual incentive compensation paid in fiscal 2012 after taxes to purchase common stock.

Retirement and Other Benefits

The retirement and benefits program component of our executive compensation program includes: (i) payment of certain perquisites and other personal benefits; (ii) participation in a 401(k) plan; and (iii) participation in a non-qualified retirement plan. We also maintain other post-retirement benefit plans, such as health care plans and life insurance benefits, that are available to certain of our U.S. employees, including certain of our named executive officers, on a non-discriminatory basis. The objectives of our retirement and benefits programs are: (1) to provide the named executive officers with reasonable and competitive levels of protection against contingencies, including retirement, death and disability, which could interrupt their employment and income received from us; and (2) reward the named executive officers for continued service with us.

Periodically, the Compensation Committee reviews how each element of our retirement and benefits program functions to achieve the Compensation Committee’s goals. At the discretion of the Compensation Committee, these programs may be modified, supplemented or removed. In general, the Compensation Committee looks at competitive market practices and the costs of each of these programs, and weighs those cost against the stated objectives for maintaining retirement and other benefits. The components of the fiscal year 2011 retirement and benefits program for the named executive officers are discussed individually below.

Perquisites and Personal Benefits

During fiscal 2011, we provided limited personal benefits to certain of our named executive officers. Specifically, for Mr. Minc, we provided him with a mandatory physical examination. In regards to Mr. Rzepka, we continued to provide him with certain automobile, fuel and insurance costs as well as certain communication-related expenses, which we believe are consistent with the compensation practices in the Europe. In regards to Mr. Pérez, we continued to provide him with certain automobile, fuel and insurance costs as well as the reimbursement of certain living expenses which we believe are appropriate given Mr. Pérez’s significant travel obligations during fiscal 2011 in managing the Americas business segment from offices in both Mexico and Houston, Texas.

401(K) Plan

We previously maintained a qualified defined-contribution retirement plan, with a 401(k) plan investment option (the “Retirement Plan”), for certain of our U.S.-based employees, pursuant to which the Board of Directors, in its discretion, could authorize the payment of contributions to the Retirement Plan trust to be allocated among participants. In addition, Retirement Plan participants could make additional elective deferrals into a direct 401(k) plan account, thereby providing them with an additional investment option with greater flexibility and control. Participation in the Retirement Plan was previously available to all of our U.S.-based salaried and non-represented employees (and participating subsidiaries) who were employed as of the last day of the Retirement Plan year. Contributions to the Retirement Plan trust vested in accordance with a specified formula that provided for partial vesting starting after two years of employment with us and full vesting after seven years of employment.

Effective September 1, 2009, we transferred each participant’s Retirement Plan trust balance to their respective direct 401(k) plan account, subject to the vesting criteria previously utilized for Retirement Plan trust contributions. During fiscal 2011, we provided a matching contribution of up to 5% of each 401(k) plan account participant’s base salary for contributions made to their 401(k) account. Matching made by us to the 401(k) plan accounts for our U.S. named executive officers during the fiscal 2011 year are reported in the Summary Compensation Table located on page 37 of this proxy statement.

Non-Qualified Retirement Plan

We also maintain a non-qualified retirement plan for certain of our North American executives (the “Non-Qualified Plan”) pursuant to which the Compensation Committee may accrue certain amounts for the benefit of 401(k) plan participants in order to provide such participants with benefits not otherwise available to them due to certain tax-law driven compensation limitations. Benefits under the Non-Qualified Plan vest and become non-forfeitable in accordance with a specified formula that provides for partial vesting starting after two years of employment with us and full vesting after seven years of employment with us. In addition, upon a Change-in-Control (as defined in the Non-Qualified Plan), participants’ benefits under the Non-Qualified Plan become fully vested and non-forfeitable. Moreover, if a participant’s employment is terminated for any reason within two years of the occurrence of a Change-in-Control, payment of such participant’s vested account balance shall be made in a lump sum payment within five days of such termination. Amounts accrued by us under the Non-Qualified Plan for the benefit of each participant reflect the investment performance that would have been realized had a corresponding amount been invested for the benefit of such participant during such year in the S&P 500. The amounts accrued (excluding the assumed investment based performance earnings thereon) by us pursuant to the Non-Qualified Plan for the benefit of our North American named executive officers for fiscal year 2011 are disclosed in the Summary Compensation Table located on page 37 of this proxy statement. The Compensation Committee believes that maintaining this plan keeps our retirement package competitive.

European Retirement Plans

We maintain defined benefit plans for certain of our foreign employees. During fiscal 2011, Mr. Rzepka participated in such defined benefit plans on the same non-discriminatory basis as other foreign employees who are participants. Additional information for these plans can be found in the Pension Benefits Table located on page 44 of this proxy statement and the accompanying narrative description.

Named Executive Officer Transitions in Fiscal 2011

On January 24, 2011, Paul F. DeSantis, A. Schulman’s then current Vice President, Chief Financial Officer and Treasurer, tendered his resignation from the Company, effective February 28, 2011. In conjunction with Mr. DeSantis’ resignation, Mr. DeSantis received base salary payments from A. Schulman through the date of his termination and forfeited the right to participate in the Company’s 2011 annual bonus plan. Additionally, effective February 28, 2011, all outstanding and unvested equity awards previously awarded to Mr. DeSantis were forfeited and Mr. DeSantis’ employment agreement with A. Schulman terminated. As of February 28, 2011, Mr. DeSantis was no longer entitled to receive any additional compensation from A. Schulman.

Upon receiving Mr. DeSantis’ resignation, A. Schulman retained a prestigious national search firm to identify and evaluate potential candidates to succeed Mr. DeSantis. On March 2, 2011, Donald B. McMillan, the Company’s Chief Accounting Officer and Corporate Controller, assumed the oversight of all financial responsibilities. On June 10, 2011, A. Schulman appointed Joseph J. Levanduski as its Vice President, Chief Financial Officer and Treasurer. As part of his retention, A. Schulman entered into an employment agreement with Mr. Levanduski (the “Levanduski Agreement”), the material terms of which are discussed under Employment Agreement of Mr. Levanduski beginning on page 46 of this proxy statement.

Employment Agreements and Change-In-Control Arrangements

The Compensation Committee carefully considers the use and conditions of any employment agreements. The Compensation Committee recognizes that employment agreements containing severance and change-in-control arrangements are often appropriate to attract prospective executives who forego significant compensation and opportunities at the companies they are leaving, or who face relocation expenses in order to accept employment with us. Generally, executives are not willing to accept such risks and costs without protection in the event that their employment with us is terminated due to unanticipated changes, including a change-in-control.

During fiscal 2011, we entered into an amended and restated employment agreement with Joseph M. Gingo, the Company’s President and Chief Executive Officer (the “Amended Gingo Agreement”), which superseded and replaced Mr. Gingo’s initial employment agreement, dated December 17, 2007, which was subsequently amended on December 17, 2008 and on January 9, 2009. The material provisions of the Amended Gingo Agreement are discussed under Employment Agreement of Mr. Gingo beginning on page 45 of this proxy statement. In particular, the Amended Gingo Agreement provides for Mr. Gingo’s retention through December 31, 2014 and eliminates the excised tax gross up Mr. Gingo was previously entitled to. In addition, on June 10, 2011, we entered into the Levanduski Agreement in order to retain Joseph J. Levanduski as our Vice President, Chief Financial Officer and Treasurer. The material provisions of the Levanduski Agreement are discussed under Employment Agreement of Mr. Levanduski beginning on page 46 of this proxy statement.

The Compensation Committee believes that these two employment agreements help protect stockholder interests by assuring that we will have the continued dedication, undivided loyalty and objective advice from key executives even in the event of a proposed transaction, or the threat of a transaction, which could result in a change-in-control. That is, our employment agreements provide certain protections in the event of a change-in-control event, but only provide payments to an executive if their employment is terminated as a result of (or within a specified period after) a change-in-control (i.e., a double trigger). The Compensation Committee does not believe that executives should receive additional compensation merely as a result of a change-in-control and believes that our employment agreements provide our executive officers with adequate protection to ensure that change-in-control offers will be evaluated in the best interests of stockholders without fear that a transaction could eliminate his job without compensation. The Compensation Committee recognizes, however, that these employment agreements may tend to discourage a takeover attempt as a change-in-control could trigger increased compensation expense.

In addition to the use of these employment agreements, the Compensation Committee has authorized the use of separate change-in-control agreements with certain key executive personnel who currently do not have employment agreements with us. While the Compensation Committee believes that it is in our best interest to retain most of our employees on an “at will” basis, the Committee also recognizes that we will not be able to retain key personnel without providing certain protections in the event of a change-in-control. Like the change-in-control provisions utilized in our employment agreements, all of our separate change-in-control agreements provide payments to covered employees only if his or her employment is terminated as a result of (or within a specified period after) a change-in-control. The Compensation Committee believes that such agreements help to mitigate the fear of job loss associated with potential change-in-control transactions and allow our key executive personnel to evaluate such offers in an appropriate fashion.

During fiscal 2011, we entered into new change-in-control agreements with certain of our executive officers, including Messrs. Rzepka, Pérez, Minc and McMillan. These change-in-control agreements superseded and replaced all current and expired change-in-control agreements previously executed by us with respect to such covered executives and we reduced total number of employees covered by such agreements from 73 to 29. The material provisions of the change-in-control agreements covering Messrs. Rzepka, Pérez, Minc and McMillan are discussed under Change-in Control Agreements on page 48 of this proxy statement.

Under the terms of our 2006 Incentive Plan, unless specified otherwise in the associated award agreement or in a separate employment or change-in-control agreement: (i) all of a participant’s awards will be fully vested and exercisable upon a Business Combination or Change-in-Control (as such terms are defined in the 2006 Incentive Plan); and (ii) all performance objectives will be deemed to have been met as of the date of the Business Combination or Change-in-Control. If we conclude that any payment or benefit due to a named executive officer would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then we will consider: (1) the feasibility of offering substitute awards that would not constitute “parachute payments” under Section 280G of the Code and that would not generate penalties under Section 409A of the Code; and (2) to the extent that a substitution is not feasible or that the payments and benefits due to the participant still would be subject to the excise tax imposed by Section 4999 of the Code, we will reduce the payments and benefits due to a participant to the greatest amount that would not generate an excise tax under Section 409A of the Code.

Pursuant to the terms of our 2002 Equity Incentive Plan, upon the occurrence of a Change-in-Control (as such term is defined in the 2002 Equity Incentive Plan), unless we determine otherwise in a participant’s award agreement: (i) all stock options shall become immediately vested and exercisable; (ii) any restrictions imposed on restricted stock or restricted stock units shall lapse; (iii) the vesting of all awards denominated in shares of common stock shall be accelerated and be paid out within 30 days following the Change-in-Control; (iv) awards denominated in cash shall be paid to participants in cash within 30 days following the Change-in-Control; and (v) all awards shall become non-cancelable (i.e., such awards cannot be cancelled without the participant receiving appropriate compensation as determined by the Compensation Committee).

Tax and Accounting Considerations

As a general matter, the Compensation Committee considers the various tax and accounting implications of the different compensation vehicles that are employed and the Compensation Committee seeks to structure executive compensation in a tax efficient manner.

Deductibility of Executive Compensation

Section 162(m) of the Code prohibits us from taking a federal income tax deduction for compensation paid in excess of $1.0 million in any taxable year to our named executive officers, unless certain conditions are met. Exceptions are made for qualified performance-based compensation, among other things. As part of its role, the Compensation Committee annually considers the deductibility of executive compensation under Section 162(m) in structuring our executive compensation program. The Compensation Committee believes, however, that compensation and benefit decisions should be primarily driven by the needs of our business, rather than by tax considerations. Accordingly, the Compensation Committee may choose to award compensation that does not meet the requirements of Section 162(m) where, in its judgment, such payments are necessary to achieve its compensation philosophy and objectives.

Nonqualified Deferred Compensation

Section 409A of the Code, which took effect on January 1, 2005, imposes certain restrictions on amounts deferred under nonqualified deferred compensation plans and a 20% excise tax on amounts that are subject to, but do not comply with, Section 409A. Section 409A includes a broad definition of nonqualified deferred compensation plans, which may extend to various plans and arrangements that we maintain. On April 10, 2007, the Treasury Department and the Internal Revenue Service issued final regulations relating to the treatment of nonqualified deferred compensation plans under Section 409A.

Accounting Standards Codification No. 718

When determining amounts of long-term incentive grants to the named executive officers and other employees, the Compensation Committee examines the accounting cost associated with the grants. Under Accounting Standards Codification No. 718, Share-Based Payment, grants of stock options, restricted stock, restricted stock units and other share-based payments result in an accounting charge.

Compensation of Directors

The Compensation Committee is also responsible for determining compensation for our non-employee directors. Generally, the Compensation Committee structures director compensation in a fashion to attract and retain high quality individuals to serve on the Board of Directors, to compensate such individuals for the time and energy expended in providing us their expertise and, in part, to provide directors with compensation that is tied to the performance of our common stock. On an annual basis, the Compensation Committee requests that its compensation consultant evaluate our current director compensation levels relative to our peers. Generally, it is the overall goal of the Compensation Committee to position director compensation at a median market level.

During fiscal 2011, upon consultation and review with Pay Governance, the Compensation Committee determined that its current director compensation program satisfied its intended goal of positioning director compensation at the median market level and that no changes were warranted. For fiscal 2011, all non-employee directors received an annual director cash retainer of $60,000. Additionally, the Compensation Committee approved the payment of the following cash retainers to directors with additional duties: (i) $20,000 for the lead independent director; (ii) $17,500 for the Audit Committee chair; (iii) $12,500 for the Compensation Committee chair; and (iv) $10,000 for all other committee chairs. In addition, during fiscal 2011, each non-employee director was awarded 3,500 shares of fully vested and unrestricted common stock with a grant date fair value of $74,480 per director. Mr. Gingo, who is currently the only employee director, does not receive additional compensation for service on our Board of Directors. Director compensation for fiscal 2011 is reflected in the Director Compensation table located on page 51 of this proxy statement.

Compensation Risk Assessment

As part of its oversight of our executive compensation program, the Compensation Committee considers the impact of our executive compensation program, and the incentives created by the compensation awards that it administers, on our risk profile. In addition, as part of our ERM process, management and the Compensation Committee review all of our compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to us. The Compensation Committee believes that its governance and organizational structures, in conjunction with its risk-mitigation framework, allows us to continue to objectively assess risk as it relates to all employee compensation programs and plans. Based upon the results of our ERM assessment during fiscal 2011, the Compensation Committee determined that the risks arising from our compensation policies and practices were not reasonably likely to have a material adverse effect on A. Schulman. For more information regarding our ERM process, see the discussion provided under Board’s Role in Risk Oversight beginning on page 11 of this proxy statement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the foregoing Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Compensation Committee:

John B. Yasinsky (Chair)

Gregory T. Barmore

David G. Birney

James A. Mitarotonda

Ernest J. Novak, Jr.

COMPENSATION TABLES

Summary Compensation Table

The table below provides information regarding the compensation of: (i) Joseph M. Gingo, President, Chief Executive Officer and Chairman of the Board; (ii) Joseph J. Levanduski, Vice President, Chief Financial Officer and Treasurer; (iii) Bernard Rzepka, General Manager and Chief Operating Officer — EMEA; (iv) Gustavo Pérez, General Manager and Chief Operating Officer — Americas; (v) David C. Minc, Vice President, Chief Legal Officer and Secretary; (vi) Paul F. DeSantis, former Executive Vice President, Chief Financial Officer and Treasurer; and (vii) Donald B. McMillan, Chief Accounting Officer and Corporate Controller. Mr. McMillan is included in this presentation based on his service as Principal Financial Officer during the interim period between the departure of Mr. DeSantis and the appointment of Mr. Levanduski.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)		Total ($)

Joseph M. Gingo	2011	$810,000	—	$2,168,163	—	$615,600	—	$134,608	(5)	$3,728,371
President, Chief Executive Officer and Chairman of the Board	2010	$775,920	$250,000	$2,696,668	—	$900,067	—	$66,153		$4,688,808
	2009	$768,600	$250,000	$2,212,845	—	$395,719	—	$75,393		$3,702,557

Joseph J. Levanduski	2011	$83,111	—	$246,002	—	$31,216	—	$4,156	(6)	$364,485
Vice President, Chief Financial Officer and Treasurer

Bernard Rzepka(7)	2011	$470,616	—	$619,182	—	$326,932	$(289,826)	$100,557	(8)	$1,227,461
General Manager and Chief Operating Officer — EMEA	2010	$463,661	—	—	—	$356,476	$738,375	$44,501		$1,603,013
	2009	$452,857	—	—	—	$234,812	$320,644	$43,931		$1,033,524

Gustavo Pérez	2011	$300,000	—	$295,371	—	$89,832	—	$37,002	(9)	$722,205
General Manager and Chief Operating Officer — Americas

David C. Minc	2011	$330,000	—	$382,083	—	$154,873	—	$28,814	(10)	$895,770
Vice President, Chief Legal Officer and Secretary	2010	$265,000	—	$254,037	—	$165,873	—	$14,428		$699,338

Paul F. DeSantis	2011	$182,250	—	$578,849	—	—	—	$24,820	(11)	$785,919
Former Vice President, Chief Financial Officer and Treasurer	2010	$350,480	—	$370,118	—	$235,808	—	$45,344		$1,001,750
	2009	$348,223	—	$333,138	—	$98,310	—	$49,251		$828,922

Donald B. McMillan,	2011	$200,000	—	$82,189	—	$52,943	—	$13,950	(12)	$349,082
Chief Accounting Officer and Corporate Controller

(1)	Amounts shown reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards granted during such fiscal year. The amounts assume maximum payout for all performance-based awards granted in 2011. Assumptions used in the calculation of these amounts are included in Note 10 “Incentive Stock Plans” to the Consolidated Financial Statements included in A. Schulman’s Annual Report on Form 10-K for the fiscal year ended August 31, 2011.

(2)	There were no grants of stock options during the fiscal years 2011, 2010 or 2009.

(3)

The amounts for 2011 in this column represent compensation awarded based on performance during fiscal 2011 under the A. Schulman’s 2011 Bonus Plan. In addition, for Messrs. Rzepka and Perez, amount also includes $69,118 and $56,444, respectively, paid in fiscal 2011 from the vesting of time-based cash awards granted in fiscal 2009 and 2010. In fiscal 2009 and 2010, Messrs. Rzepka and Perez were each granted time-based cash awards (Mr. Rzepka: 2010 — $100,629; 2009 — $106,725) (Mr. Perez: 2010 — $125,103; 2009 — $44,229), which vest, subject to continued employment, in one-third increments on the first three anniversaries of the award grant date.

(4)	Amounts reflects the change in pension value for Mr. Rzepka. As further described in the Pension Benefits table located on page 44, as well as under European Retirement Plans located on page 45, Mr. Rzepka participates in a pension plan that is generally available to certain of our European employees.

(5)	For Mr. Gingo, amounts include $22,682 in matching contributions by A. Schulman into Mr. Gingo’s 401(k) plan account and $27,966 in contribution to the Non-Qualified Plan. Other amounts include $83,960 of dividends paid on restricted stock and performance share awards for which the restrictions lapsed in fiscal 2011.

(6)	For Mr. Levanduski, amount includes $4,156 in matching contributions by A. Schulman into Mr. Levanduski’s 401(k) plan account.

(7)	The data for Mr. Rzepka, excluding Stock Awards, was translated to U.S. dollars from the Euro using a 12-month average rate of 1.3899. No foreign currency translation was necessary for Stock Award data.

(8)	For Mr. Rzepka, amounts includes: (i) $29,350 in dividend equivalents paid on restricted stock units for which the restriction lapsed in fiscal 2011; (ii) $34,252 in certain vehicle and insurance expenses; and (iii) $36,755 for unused vacation days.

(9)	For Mr. Pérez, amounts include: (i) $6,625 in dividend equivalents paid on restricted stock units for which the restriction lapsed in fiscal 2011; (ii) $11,715 in certain vehicle and insurances expenses; (iii) $8,532 in certain housing-related expenses; and (iv) $10,130 for the payment of certain life and medical insurance premiums.

(10)	For Mr. Minc, amounts include $12,365 in matching contributions by A. Schulman into Mr. Minc’s 401(k) plan account. Other amounts include $12,732 in dividends paid on restricted stock and performance share awards for which the restrictions lapsed in fiscal 2011, $1,607 in expenses incurred as a result of a mandatory physical examination and $2,110 in contributions to the Non-Qualified Plan.

(11)	For Mr. DeSantis, amounts include $5,285 in matching contributions by A. Schulman into Mr. DeSantis’ 401(k) plan account. Other amounts include $19,535 in dividends paid on restricted stock and performance share awards for which the restrictions lapsed in fiscal 2011.

(12)	For Mr. McMillan, amounts include $9,661 in matching contributions by A. Schulman into Mr. McMillan’s 401(k) plan account and $4,289 in dividends paid on restricted stock and performance share awards for which the restrictions lapsed in fiscal 2011.

Grants Of Plan-Based Awards

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Grant Date	Board Approval Date	Threshold ($)(1)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards
Joseph M. Gingo	10/13/2010	10/13/2010	$81,000	$810,000	$1,620,000	—	—	—	—	—
	01/12/2011	12/09/2010	—	—	—	19,653	39,307	78,614	—	$913,494	(2)
	01/12/2011	12/09/2010	—	—	—	9,826	19,653	39,306	—	$836,432	(3)
	01/12/2011	12/09/2010	—	—	—	—	—	—	19,654	$418,237	(4)
Joseph J. Levanduski	06/10/2011	06/10/2011	$4,155	$41,555	$83,111	—	—	—	—	—
	06/10/2011	06/10/2011	—	—	—	1,673	3,346	6,692	—	$87,264	(5)
	06/10/2011	06/10/2011	—	—	—	837	1,673	3,347	—	$79,357	(6)
	06/10/2011	06/10/2011	—	—	—	—	—	—	3,348	$79,381	(7)
Bernard Rzepka(8)	10/13/2010	10/13/2010	$5,883	$235,308	$470,616	—	—	—	—	—
	01/12/2011	12/09/2010	—	—	—	5,612	11,225	22,450	—	$260,869	(9)
	01/12/2011	12/09/2010	—	—	—	2,806	5,612	11,224	—	$238,847	(10)
	01/12/2011	12/09/2010	—	—	—	—	—	—	5,614	$119,466	(4)
Gustavo Pérez	10/13/2010	10/13/2010	$3,750	$150,000	$300,000	—	—	—	—	—
	01/12/2011	12/09/2010	—	—	—	2,677	5,355	10,710	—	$124,450	(9)
	01/12/2011	12/09/2010	—	—	—	1,338	2677	5,354	—	$113,933	(10)
	01/12/2011	12/09/2010	—	—	—	—	—	—	2,678	$56,988	(4)
David C. Minc	10/13/2010	10/13/2010	$16,500	$165,000	$330,000	—	—	—	—	—
	01/12/2011	12/09/2010	—	—	—	3,463	6,927	13,854	—	$160,983	(2)
	01/12/2011	12/09/2010	—	—	—	1,731	3,463	6,926	—	$147,385	(3)
	01/12/2011	12/09/2010	—	—	—	—	—	—	3,464	$73,714	(4)
Paul F. DeSantis	10/13/2010	10/13/2010	$18,575	$185,754	$371,508	—	—	—	—	—
	01/12/2011	12/09/2010	—	—	—	5,247	10,494	20,988	—	$243,881	(2)
	01/12/2011	12/09/2010	—	—	—	2,623	5,247	10,494	—	$223,312	(3)
	01/12/2011	12/09/2010	—	—	—	—	—	—	5,247	$111,656	(4)
Donald B. McMillan	10/13/2010	10/13/2010	$8,000	$80,000	$160,000	—	—	—	—	—
	01/12/2011	12/09/2010	—	—	—	745	1,490	2,980	—	$34,628	(2)
	01/12/2011	12/09/2010	—	—	—	372	745	1,490	—	$31,707	(3)
	01/12/2011	12/09/2010	—	—	—	—	—	—	745	$15,854	(4)

(1)	Amount reflects achievement of a threshold level of performance on the lowest weighted performance metric by each named executive officer under the 2011 annual bonus.

(2)	Award of performance shares, the terms of which are described under Performance Shares and Performance Units beginning on page 29 of this proxy statement based on TSR. The grant date fair value of these performance shares was computed using the maximum level award in column (h) and was calculated using a Monte Carlo simulation, which considered the terms of these performance share awards. This simulation resulted in a grant date fair value of $11.62 for the performance share and performance unit awards granted on January 12, 2011.

(3)	Award of performance shares, the terms of which are described under Performance Shares and Performance Units beginning on page 29 based on ROIC. The grant date fair value of these performance shares was computed using the maximum level award in column (h) and was calculated using the closing price of the common stock on the date of grant, which was $21.28 per share.

(4)	Award of restricted stock which vests ratably on the first three anniversaries of the award grant date. The grant date fair value of such awards is equal to the closing price of the common stock on the date of grant, which was $21.28 per share.

(5)	Award of performance shares, the terms of which are described under Performance Shares and Performance Units beginning on page 29 of this proxy statement based on TSR. The grant date fair value of these performance shares was computed using the maximum level award in column (h) and was calculated using a Monte Carlo simulation, which considered the terms of these performance share awards. This simulation resulted in a grant date fair value of $13.04 for the performance share and performance unit awards granted on January 12, 2011.

(6)	Award of performance shares, the terms of which are described under Performance Shares and Performance Units beginning on page 29 based on ROIC. The grant date fair value of these performance shares was computed using the maximum level award in column (h) and was calculated using the closing price of the common stock on the date of grant, which was $23.71 per share.

(7)	Award of restricted stock which vests ratably on the first three anniversaries of the award grant date. The grant date fair value of such awards is equal to the closing price of the common stock on the date of grant, which was $23.71 per share.

(8)	The Estimated Possible Payouts Under Non-Equity Incentive Plan Awards for Mr. Rzepka were translated from Euros to U.S. dollars using a 12-month average of 1.3899.

(9)	Award of performance units, the terms of which are described under Performance Shares and Performance Units beginning on page 29 of this proxy statement based on TSR. The grant date fair value of these performance units was computed using the maximum level award in column (h) and was calculated using a Monte Carlo simulation, which considered the terms of these performance unit awards. This simulation resulted in a grant date fair value of $11.62 for the performance units awards granted on January 12, 2011.

(10)	Award of performance units, the terms of which are described under Performance Shares and Performance Units beginning on page 29 based on ROIC. The grant date fair value of these performance units was computed using the maximum level award in column (h) and was calculated using the closing price of the common stock on the date of grant, which was $21.28 per share.

2011 Named Executive Officer Compensation Components

Base Salary

In fiscal 2011, the Compensation Committee continued to implement its base salary positioning philosophy, attempting to position executive officer base salaries at or near the 50th percentile of A. Schulman’s peers by increasing incrementally those base salaries falling below the median target, while simultaneously managing base salaries that exceeded the peer market median. Base salary increases to the named executive officers in fiscal 2011 were consistent with guidelines approved for all employees, except where further adjustments were warranted based on (i) outstanding or poor personal performance, (ii) peer market median alignment, or (iii) local laws applicable to certain international executives. One named executive officer received a more substantial increase of 22.2%, representing consistent positive performance since his hiring and improved alignment toward the market median. In targeting A. Schulman’s base salary range at the 50th percentile, the Compensation Committee believes that the Company is able to properly motivate its executive officers and fulfill the Company’s goals of rewarding outstanding performance and achieving executive retention. It is the opinion of the Compensation Committee that by setting base salary levels at competitive rates, A. Schulman’s executive officers are rewarded for undertaking positions of leadership and provided with an incentive to continue working for us. However, as base salary compensation is not typically subject to reduction or forfeiture based on corporate performance, the Compensation Committee believes that it should comprise only one component of A. Schulman’s overall pay philosophy and that a majority of the Company’s executive compensation structure should be comprised of at-risk components.

Annual Bonuses

Under the annual bonus program, the Compensation Committee establishes the award formulas and the performance goals to be measured in order to determine the cash performance bonus that may be earned by each named executive officer for that year, including the maximum cash bonus each will be eligible to receive. The bonuses that each of the named executive officers could have earned are set forth in the Grants of Plan-Based Awards table located on page 39 of this proxy statement, and the bonuses actually paid are set forth in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column located on page 37.

In October 2010, the Board of Directors, upon the approval of the Compensation Committee, established the target bonus awards for each of the named executive officers and established that each executive’s total bonus opportunity would be based upon the achievement of certain corporate performance metrics. Fiscal 2011 bonus targets for each named executive officer are disclosed on pages 26-27 of this proxy statement.

In conjunction with establishing the target bonus opportunity for each named executive officer, the Compensation Committee selected performance metrics for evaluating corporate performance, along with the respective weighting for each metric and the threshold, target, stretch, enhanced stretch and maximum performance goal levels. In selecting performance metrics for 2011, the Compensation Committee sought to establish corporate performance metrics that focused the named executive officers on the key drivers of stockholder value and emphasized both A. Schulman’s short- and long-term financial and strategic goals. In light of such objectives, the Compensation Committee established the following corporate performance metrics for 2011: (i) net income; (ii) operating income; and (iii) days of working capital, excluding certain unusual, one-time in nature items. For Messrs. Gingo, Levanduski, Minc and McMillan, the Compensation Committee determined that each of their respective annual bonus opportunities would be measured by A. Schulman’s consolidated worldwide operations, with net income and operating income each receiving a 40.0% weighting and days of working capital receiving a 20.0% weighting. For Mr. Rzpeka, the Compensation Committee established that his annual bonus opportunity would be based upon the performance of A. Schulman’s consolidated worldwide operations and the Company’s EMEA segment, with the following metric weighting: (1) EMEA operating income — 60%; (2) EMEA days of working capital — 15%; (3) consolidated worldwide net income — 10%; (4) consolidated worldwide operating income — 10%; and (5) consolidated worldwide days of working capital — 5%. For Mr. Pérez, the Compensation Committee determined that his annual bonus opportunity would be based upon the performance of A. Schulman’s consolidated worldwide operations and the Company’s America’s segment, with the following metric weighting: (a) Americas operating income — 60%; (b) Americas days of working capital — 15%; (c) consolidated worldwide net income — 10%; (d) consolidated worldwide operating income — 10%; and (e) consolidated worldwide days of working capital — 5%. For all directly reporting executive officers, Mr. Gingo retained authority to adjust award payouts, based upon individual performance, up to 20% more than the calculated award amount or down to 0% of such award amount.

For fiscal 2011, A. Schulman utilized its budgeting model to set the performance levels for each of the performance metrics. The Compensation Committee believes that achieving the budget requires strong management performance and is deserving of a bonus at the targeted award. The maximum bonus level for consolidated worldwide corporate performance of 200% of target was set at 125% of the budget. The Compensation Committee believes that its targets are challenging but achievable with successful management performance. For a detailed description of the effects of A. Schulman’s fiscal 2011 corporate performance on its annual bonus payments, see pages 27-28 of the Compensation Discussion and Analysis.

Long-Term Incentives

In fiscal 2011, the Compensation Committee awarded shares of restricted stock and restricted stock units, as well as grants of performance shares and performance units to our named executive officers, the amounts of which are set forth in column (i) in the Grants of Plan-Based Awards table located on page 39 of this proxy statement. For a detailed discussion of the vesting criteria for such awards, see pages 29-30 of the Compensation Discussion and Analysis.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)		(j)
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Joseph M. Gingo	—	—	—	—	—	45,188	$824,229	(3)	117,920	(4)	$2,150,861
	—	—	—	—	—	—	—		108,000	(5)	$1,969,920
	—	—	—	—	—	—	—		86,600	(6)	$1,579,584
Joseph J. Levanduski	—	—	—	—	—	3,348	$61,068	(7)	10,039	(4)	$183,111
Bernard Rzepka	2,000	—	—	$13.99	10/17/2012	5,614	$102,399	(8)	33,674	(4)	$614,214
	10,000	—	—	$18.02	10/21/2013	—	—		—		—
Gustavo Pérez	—	—	—	—	—	2,678	$48,847	(9)	16,064	(4)	$293,007
David C. Minc	—	—	—	—	—	8,187	$149,331	(10)	20,780	(4)	$379,027
	—	—	—	—	—	—	—		20,132	(5)	$367,207
	—	—	—	—	—	—	—		15,800	(6)	$288,192
Paul F. DeSantis	—	—	—	—	—	—	—		—		—
Donald B. McMillan	—	—	—	—	—	2,038	$37,173	(11)	4,470	(4)	$81,533
	—	—	—	—	—	—	—		4,944	(6)	$90,179
	—	—	—	—	—	—	—		5,200	(6)	$94,848

(1)	Market value computed using $18.24, the closing share price of the common stock on August 31, 2011.

(2)	Awards presented based upon achievement of maximum performance goals.

(3)	Awards of restricted stock, the vesting of which will occur as follows: (i) 7,534 shares on January 16, 2012; (ii) 9,000 shares on each of January 12, 2012, and 2013; and (iii) 6,551 shares on each of January 12, 2012 and 2013 and 6,552 shares on January 12, 2014.

(4)	Award of performance shares, the vesting of which is described in Performance Shares and Performance Units beginning on page 26 of this proxy statement. Such performance shares/units will vest, if at all, on January 12, 2014.

(5)	Award of performance shares that will vest, if at all, on January 12, 2013, based upon a measurement of TSR and ROIC relative to a peer group of similar companies from the award grant date. Specifically, on January 12, 2013: (1) with respect to 50% of each executive’s performance shares, A. Schulman’s performance relative to the average performance of the common stock of a group of peer companies in the S&P Special Chemicals Index, as measured by TSR from January 12, 2010 to January 12, 2013 (“Evaluation Period”); and (2) with respect to the remaining 50% of each executive’s performance shares, A. Schulman’s performance relative to the average ROIC of the same group of peer companies in the S&P Special Chemicals Index for the Evaluation Period. With respect to each type of performance shares, no shares will vest if relative performance is below the 25th percentile, 100% will vest if relative performance is at the 50th percentile and 200% will vest if relative performance is at or above the 75th percentile. All performance shares that do not vest on January 12, 2013 will be forfeited. In regard to dividend rights, A. Schulman utilizes two types of performance shares: (a) shares that provide the award recipient with dividend rights during the Performance Period; and (b) shares that do not provide dividend rights with respect to the underlying shares. For those performance shares conferring dividend rights, A. Schulman holds all dividends paid on the underlying shares of common stock and awards such dividends with the underlying shares upon vesting, subject to the same risk of forfeiture.

(6)	Award of performance shares that will vest, if at all, on January 16, 2012, based upon a measurement of TSR on the common stock relative to a peer group of similar companies from the award grant date. Specifically, on January 16, 2012: performance shares may vest based upon the following performance criteria: (i) the performance of A. Schulman’s common stock relative to a group of peer companies in the S&P Special Chemicals Index, as measured by TSR from January 16, 2009 to January 16, 2012 (the “Award Period”); and (ii) whether the Company’s TSR during the Award Period are positive or negative. All performance shares that do not vest on January 16, 2012 will be forfeited. In regard to dividend rights, A. Schulman utilizes two types of performance shares: (1) shares that provide the award recipient with dividend rights during the Award Period; and (2) shares that do not provide dividend rights with respect to the underlying shares. For those performance shares conferring dividend rights, A. Schulman holds all dividends paid on the underlying shares of common stock and award such dividends with the underlying shares upon vesting, subject to the same risk of forfeiture.

(7)	Award of restricted stock, 1,116 shares of which will vest on each of January 12, 2012, 2013 and 2014.

(8)	Award of restricted stock units, 1,871 shares of which will vest on each of January 12, 2012 and 2013 and 1,872 shares of which will vest on January 12, 2014.

(9)	Award of restricted stock units, 892 shares of which will vest on January 12, 2012 and 893 shares of which will vest on each of January 12, 2013 and 2014.

(10)	Awards of restricted stock, the vesting of which will occur as follows: (i) 1,367 shares on January 16, 2012; (ii) 1,678 shares on each of January 12, 2012 and 2013; (iii) 1,154 shares on January 12, 2012; and (iv) 1,155 shares on each of January 12, 2013 and 2014.

(11)	Awards of restricted stock, the vesting of which will occur as follows: (i) 467 shares on January 16, 2012; (ii) 413 shares on each of January 12, 2012 and 2013; (iii) 248 shares on each of January 12, 2012 and 2013; and (iv) 249 shares on January 12, 2014.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)		(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Joseph M. Gingo	—	—	49,863	(1)	$1,095,104
Joseph J. Levanduski	—	—	—		—
Bernard Rzepka	—	—	12,750	(2)	$307,035
Gustavo Pérez	—	—	3,125	(3)	$69,562
David C. Minc	—	—	8,044	(4)	$179,722
Paul F. DeSantis	—	—	12,010	(5)	$263,294
Donald B. McMillan	—	—	2,545	(6)	$55,874

(1)	These awards include: (i) 7,533 shares of restricted stock that vested on January 16, 2011 with a value realized upon vesting based on the closing price of the common stock on the vesting date of $21.46; (ii) 9,000 shares of restricted stock that vested on January 12, 2011 with a value realized upon vesting based on the closing price of the common stock on the vesting date of $21.28; and 33,330 performance shares that vested on February 28, 2011, with a value realized upon vesting based on the closing price of the common stock on the vesting date of $22.26.

(2)	These awards include: (i) 1,500 time-based restricted stock units that vested on February 28, 2011, with a value realized upon vesting based on the closing price of the common stock on the vesting date of $22.26; (ii) 2,250 performance-based restricted stock units that vested on February 28, 2011, with a value realized upon vesting based on the closing price of the common stock on the vesting date of $22.26; and (iii) 9,000 restricted stock units that vested on May 2, 2011, with a value realized upon vesting based on the closing price of the common stock on the vesting date of $24.84.

(3)	These awards include: (i) 1,250 time-based restricted stock units that vested on February 28, 2011, with a value realized upon vesting based on the closing price of the common stock on the vesting date of $22.26; and (ii) 1,875 performance-based restricted stock units that vested on February 28, 2011, with a value realized upon vesting based on the closing price of the common stock on the vesting date of $22.26.

(4)	These awards include: (i) 1,367 shares of restricted stock that vested on January 16, 2011, with a value realized upon vesting based on the closing price of the common stock on the vesting date of $21.46; (ii) 1,678 shares of restricted stock that vested on January 12, 2011, with a value realized upon vesting based on the closing price of the common stock on the vesting date of $21.28; (iv) 2,000 shares of restricted stock that vested on June 4, 2011, with a value realized upon vesting based on the closing price on the common stock on the vesting date of $23.96; and (iv) 2,999 performance shares that vested on February 28, 2011, with a value realized upon vesting based on the closing price of the common stock on the vesting date of $22.26.

(5)	These awards included: (i) 2,444 shares of restricted stock that vested on January 12, 2011 with a value realized upon vesting based on the closing price of the common stock on the vesting date of $21.28; (ii) 2,067 shares of restricted stock that vested on January 16, 2011 with a value realized upon vesting based on the closing price of the common stock on the vesting date of $21.46; and (iii) 3,000 shares of restricted stock and 4,499 performance shares that vested on February 28, 2011, with a value realized upon vesting based on the closing price of the common stock on the vesting date of $22.26.

(6)	These awards include: (i) 467 shares of restricted stock that vested on January 16, 2011, with a value realized upon vesting based on the closing price of the common stock on the vesting date of $21.46; (ii) 412 shares of restricted stock that vested on January 12, 2011, with a value realized upon vesting based on the closing price of the common stock on the vesting date of $21.28; and (iv) 667 shares of restricted stock and 999 performance shares that vested on February 28, 2011, with a value realized upon vesting based on the closing price of the common stock on the vesting date of $22.26.

Summary of Equity Awards Vesting in Fiscal 2011

During fiscal 2011, equity awards vesting for A. Schulman’s named executive officers consisted of: (i) time-based restricted stock and restricted stock units granted in calendar years 2007 – 2010; and (ii) performance shares and performance restricted stock units granted in calendar 2008. The time-based restricted stock and restricted stock units vested based upon each named executive officer’s continued employment with A. Schulman through the vesting date. The performance shares and performance-based restricted stock units vested at a rate of 33.33% based on A. Schulman’s TSR for the three-year period ending on February 28, 2011, which exceeded the 25th percentile of peer S&P Specialty Chemical companies (the threshold level for vesting) but fell below the 50th percentile. All performance shares and performance-based restricted stock units that did not vest on February 28, 2011 were forfeited. All vested time-based and performance-based restricted stock units were settled in cash in an amount equal to the fair market value of a share of A. Schulman’s common stock on the applicable vesting date on a 1-to-1 basis.

Pension Benefits

(a)	(b)	(c)	(d)		(e)
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
Joseph M. Gingo	N/A	—	—		—
Joseph J. Levanduski	N/A	—	—		—
Bernard Rzepka	A. Schulman GmbH Kerpen Pension Plan	18	$1,361,647	(1)	—
Gustavo Pérez	N/A	—	—		—
David C. Minc	N/A	—	—		—
Paul F. DeSantis	N/A	—	—		—
Donald B. McMillan	N/A	—	—		—

(1)	The value presented for Mr. Rzepka was converted from Euros to U.S. dollars at a 12-month average rate of 1.3899. Assumptions include age 65 commencement, no decrements for either death or termination prior to age 65, Heubeck 2005 Generational mortality after 65 and a discount rate of 4.75% at August 31, 2011.

European Retirement Plans

For Mr. Rzepka, his pension benefits are calculated at a rate of 0.8% of his final pensionable salary up to the applicable social security pension ceiling per year of service with a maximum of 20% and an additional 1.6% of pensionable salary for that portion exceeding the social security pension ceiling, with a maximum of 60%. Under German law, Mr. Rzepka’s benefits under the plan are fully vested and include a widow’s pension of 50% of the amount payable. If Mr. Rzepka’s employment terminates prior to his reaching age 65, his benefits would be reduced based upon his total years of service divided by the number of years of service he would need to reach age 65. Mr. Rzepka’s spouse is entitled to receive 50% of his pension upon his death in service or during retirement.

Non-Qualified Deferred Compensation

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Balance at Last FYE ($)
Joseph M. Gingo	—	$27,966	—	$(1,229)	$115,722
Joseph J. Levanduski	—	—	—	—	—
Bernard Rzepka	—	—	—	—	—
Gustavo Pérez	—	—	—	—	—
David C. Minc	—	$2,110	—	$(40)	$4,169
Paul F. DeSantis	—	—	—	$(372)	$36,901
Donald B. McMillan	—	—	—	—	—

(1)	Column contains contributions by A. Schulman in the last fiscal year under the Non-Qualified Plan. Amounts shown are included in the All Other Compensation column shown in the Summary Compensation Table located on page 37.

(2)	Earnings in this column represent estimated earnings on the Non-Qualified Plan, which are based upon the performance of the S&P 500. These amounts are not included in the Summary Compensation Table since they do not constitute above market interest or preferential earnings.

Employment Agreements

A. Schulman currently maintains employment agreements with certain members of its senior executive personnel. Of the named executive officers, A. Schulman currently has entered into employment agreements only with Messrs. Gingo and Levanduski, the material terms of which are outlined below. In regard to Messrs. Rzepka, Pérez, Minc and McMillan, A. Schulman does not currently maintain employment agreement with such individuals, however, each has executed a change-in-control agreement with the Company, the material terms of which are described below.

Employment Agreement of Mr. Gingo

On May 19, 2011, A. Schulman entered into the Amended Gingo Agreement to extended Mr. Gingo’s employment as the Company’s President and Chief Executive Officer through the end of December 31, 2014. Under the terms of the Amended Gingo Agreement, Mr. Gingo is entitled to a base salary of $810,000, which may be increased during the term of the Amended Gingo Agreement at the discretion of the Board of Directors. Mr. Gingo also continues to be eligible for participation in A. Schulman’s bonus program for senior executives, with a target level of 100% of base salary and leverage ranging from zero to 200% based upon performance metrics to be established by the Compensation Committee. In addition, Mr. Gingo continues to be eligible to receive fringe benefits made generally available to A. Schulman’s executives in accordance with Company policies and remains eligible to participate in all other employee compensation and benefit plans generally available to executives at a level appropriate for his position.

Upon termination of Mr. Gingo’s employment during the term of the Amended Gingo Agreement, Mr. Gingo may be entitled to receive certain post-termination benefits depending upon whether such termination is by the Company without Cause, in relation to a Change-in-Control, a Resignation for Cause by Mr. Gingo or by reason of Mr. Gingo’s death or Disability (as such terms are defined in the Amended Gingo Agreement). In the event the Company terminates Mr. Gingo’s employment without Cause or Mr. Gingo elects a Resignation for Cause prior to the expiration of the Amended Gingo Agreement and prior to a Change-in-Control, Mr. Gingo shall receive: (i) his salary for the remaining term of the Amended Gingo Agreement; (ii) a bonus for each year of the remaining term, which shall be equal to the greater of (1) $490,000 or (2) the average annual bonus during the most recent three calendar years of Mr. Gingo’s employment with the Company; and (iii) compensation attributable to equity awards (at the target grant value) that would have otherwise been issued through the remainder of the term. In the event Mr. Gingo is terminated by reason of death, the Company shall pay a lump sum amount equal to 60% of Mr. Gingo’s salary for 24 months to a designated beneficiary. In the event that Mr. Gingo becomes Disabled, the Company shall pay Mr. Gingo 60% of his base salary during the period of his Disability (not to exceed 24 months). After six months of Disability, the Company shall have the right to terminate Mr. Gingo; provided, however, that the 60% payments shall continue for the remainder of the 24-month period.

In the event Mr. Gingo is terminated by the Company, or he voluntarily terminates his employment for Good Reason, following a Change-in-Control event and prior to the end of a Change-in-Control Protection Period for any reason, except (i) termination by the Company for Cause, (ii) termination by reason of death or Disability or (iii) termination by Mr. Gingo without Good Reason (as such terms are defined in the Amended Gingo Agreement), Mr. Gingo shall be paid a lump sum amount equal to three times: (1) Mr. Gingo’s base salary immediately in effect prior to the occurrence of the triggering event; and (2) the average annual bonus earned by Mr. Gingo in the immediately preceding three fiscal years. Additionally, Mr. Gingo shall receive compensation attributable to equity awards (at the target grant value) that would have otherwise been issued through the remainder of the term of the Amended Gingo Agreement and shall continue to receive certain insurance benefits (reduced to the extent comparable benefits are actually provided without cost to him by another source after termination) from the date of termination through the remainder of the term.

Pursuant to the confidentiality, non-competition and non-solicitation provisions of the Amended Gingo Agreement, for a period of one year following any termination of Mr. Gingo’s employment, Mr. Gingo shall not, directly or indirectly, either as an individual for his own account or as an investor, or other participant in, or as an employee, agent, or representative of, any other business enterprise: (i) solicit, employ, entice, take away or interfere with, or attempt to solicit, employ, entice, take away or interfere with, any employee of the Company; or (ii) engage, participate in, finance, aid or be connected with any enterprise that competes with the business of the Company.

Pursuant to the terms of the Amended Gingo Agreement, Mr. Gingo is no longer entitled to receive a tax gross up from A. Schulman for any excise tax imposed upon him under Sections 280G and 4999 of the Code. In the event that any payments or benefits paid or payable to Mr. Gingo pursuant to the Amended Gingo Agreement or any other plan, program or arrangement maintained by the Company would constitute a “parachute payment” within the meaning of Section 280G of the Code, Mr. Gingo shall receive the greater of: (i) one dollar less than the amount which would cause the payments and benefits to constitute a “parachute payment;” or (ii) the amount of such payments and benefits, after taking into account all federal, state and local taxes, including the excise tax imposed under Section 4999 of the Code payable by Mr. Gingo on such payments and benefits, if such amount would be greater than the cut-back amount, after taking into account all federal, state and local taxes.

Employment Agreement with Joseph J. Levanduski

On June 10, 2011, A. Schulman entered into the Levanduski Agreement to retain Mr. Levanduski as the Company’s Vice President, Chief Financial Officer and Treasurer. The term of the Levanduski Agreement commenced on June 10, 2011 and ends on December 31, 2014, at which time Mr. Levanduski will become an employee-at-will of A. Schulman.

Under the terms of the Levanduski Agreement, Mr. Levanduski is provided a fixed annual base salary of $371,500 (which may not be decreased except as a result of Disability, as such term is defined in the Levanduski Agreement) and may be increased, from time to time, by the Board of Directors. Mr. Levanduski is also eligible to participate in A. Schulman’s bonus program for senior executives, with a target level of 50% of base salary and leverage ranging from zero to 200% based upon the achievement of various financial goals and operating metrics, as well as an assessment of Mr. Levanduski’s individual performance. Mr. Levanduski is also eligible to receive fringe benefits made generally available to A. Schulman’s executives in accordance with Company policies and is eligible to participate in all other employee compensation and benefit plans generally available to executives at a level appropriate for his position.

Upon termination of Mr. Levanduski’s employment during the term of the Levanduski Agreement, Mr. Levanduski may be entitled to receive certain post-termination benefits depending upon whether such termination is by the Company without Cause, in relation to a Change-in-Control, a Resignation for Cause by Mr. Levanduski or by reason of Mr. Levanduski’s death or Disability (as such terms are defined in the Agreement). In the event the Company terminates Mr. Levanduski’s employment without Cause or Mr. Levanduski elects a Resignation for Cause prior to the expiration of the Agreement and prior to a Change-in-Control, Mr. Levanduski shall receive: (i) his salary for the remaining term of the Agreement; (ii) a bonus on each October 31 during the remaining term of the Agreement in an amount equal to $185,750; (iii) pro rata vesting of any outstanding equity award which has time-based vesting; and (iv) pro rata vesting of any outstanding equity award which has performance-based vesting, if, and only if, at the end of the applicable performance period the performance criteria for each performance-based award is achieved. In the event Mr. Levanduski is terminated by reason of death, the Company shall pay a lump sum amount equal to 60% of Mr. Levanduski’s salary for 24 months to a designated beneficiary. In the event that Mr. Levanduski becomes Disabled, the Company shall pay Mr. Levanduski 60% of his base salary during the period of his Disability (not to exceed 24 months). After six months of Disability, the Company shall have the right to terminate Mr. Levanduski; provided, however, that the 60% payments shall continue for the remainder of the 24-month period.

In the event Mr. Levanduski is terminated by the Company, or he voluntarily terminates his employment for Good Reason, following a Change-in-Control event and prior to the end of a Change-in-Control Protection Period for any reason, except (i) termination by the Company for Cause, (ii) termination by reason of death or Disability or (iii) termination by Mr. Levanduski without Good Reason (as such terms are defined in the Agreement), Mr. Levanduski shall be paid a lump sum amount equal to two times the sum of: (1) the higher of Mr. Levanduski’s base salary (a) in effect immediately prior to the Change-in-Control event or (b) in effect on the date of notice of his termination; and (2) the higher of (x) the annual bonus earned by Mr. Levanduski in respect of the Company’s fiscal year immediately preceding that in which the date of termination occurs, (y) the average annual bonus earned in respect of the three fiscal years immediately preceding that in which the Change in Control occurs or (z) $185,750. Additionally, Mr. Levanduski shall receive certain insurance benefits for 18 months from the date of termination.

Pursuant to the confidentiality, non-competition and non-solicitation provisions of the Levanduski Agreement, for a period of one year following any termination of Mr. Levanduski’s employment, Mr. Levanduski shall not, directly or indirectly, either as an individual for his own account or as an investor, or other participant in, or as an employee, agent, or representative of, any other business enterprise: (i) solicit, employ, entice, take away or interfere with, or attempt to solicit, employ, entice, take away or interfere with, any employee of the Company; or (ii) engage, participate in, finance, aid or be connected with any enterprise that competes with the business of the Company.

Under the terms of the Levanduski Agreement, Mr. Levanduski is not entitled to receive a tax gross up from the Company for any excise tax imposed upon him under Sections 280G and 4999 of the Code or the Treasury Regulations promulgated thereunder. In the event that any payments or benefits paid or payable to Mr. Levanduski pursuant to the Agreement would constitute a “parachute payment” within the meaning of Section 280G of the Code, then Mr. Levanduski shall receive the greater of: (i) one dollar less than the amount which would cause the payments and benefits to constitute a “parachute payment;” or (ii) the amount of such payments and benefits, after taking into account all federal, state and local taxes, including the excise tax imposed under Section 4999 of the Code payable by the covered executive on such payments and benefits, if such amount would be greater than the cut-back amount, after taking into account all federal, state and local taxes.

Employment Agreement with Paul F. DeSantis

As discussed on page 32 of this proxy statement, A. Schulman previously maintained an employment agreement with Paul F. DeSantis, the Company’s former Vice President, Chief Financial Officer and Treasurer. On January 24, 2011, Mr. DeSantis, tendered his resignation from A. Schulman and his service with the Company terminated on February 28, 2011. In conjunction with Mr. DeSantis’ resignation, Mr. DeSantis received base salary payments from A. Schulman through the date of his termination and forfeited the right to participate in the Company’s 2011 annual bonus plan. Additionally, effective February 28, 2011, all outstanding and unvested equity awards previously granted to Mr. DeSantis were forfeited and Mr. DeSantis’ employment agreement with A. Schulman terminated. As of February 28, 2011, Mr. DeSantis was no longer entitled to receive any additional compensation from A. Schulman.

Change-in-Control Agreements

On May 19, 2011, A. Schulman entered into change-in-control agreements (the “Change-in-Control Agreements”) with certain of its executive officers, including Bernard Rzepka, Gustavo Pérez, David C. Minc and Donald B. McMillan, which superseded and replaced all current and expired change-in-control agreements previously executed by A. Schulman with respect to such persons and other participating executives. As previously noted, A. Schulman reduced the total number of executives with change-in-control agreements from 73 to 29 in fiscal 2011.

As executed, the term of the Change-in-Control Agreements commenced on May 19, 2011 and end on December 31, 2014. The Change-in-Control Agreements are structured as double-trigger agreements and provide that in the event (i) a covered executive is terminated by A. Schulman during a Change-in-Control Protection Period without Cause, or (ii) a covered executive resigns from the Company during a Change-in-Control Protection Period for Good Reason (as such terms are defined in the Change-in-Control Agreements), such covered executive shall be entitled to the following: (1) continued payment of compensation and the provision of benefits through the date of termination; (2) an amount equal to any accrued, but unused vacation days; (3) a lump sum amount equal to two times the sum of (a) the covered executive’s base salary for the calendar year immediately preceding the year in which the date of termination occurs, and (b) the covered executive’s annual target bonus for the fiscal year in which termination occurs; and (4) the continuation of certain insurance benefits for a period of 18 months after the date of termination.

Pursuant to the confidentiality, non-competition and non-solicitation provisions of the Change-in-Control Agreements, in the event that a covered executive becomes entitled to receive compensation under their respective Change-in-Control Agreement, then for a period of one year such covered executive shall not, directly or indirectly, either as an individual for his own account or as an investor, or other participant in, or as an employee, agent, or representative of, any other business enterprise: (i) solicit, employ, entice, take away or interfere with, or attempt to solicit, employ, entice, take away or interfere with, any employee of the Company; or (ii) engage, participate in, finance, aid or be connected with any enterprise that competes with the business of the Company.

Under the terms of the Change-in-Control Agreements, covered executives are not entitled to receive a tax gross up from A. Schulman for any excise tax imposed upon them under Sections 280G and 4999 of the Code. In the event that any payments or benefits paid or payable to a covered executive pursuant to their Change-in-Control Agreement would constitute a “parachute payment” within the meaning of Section 280G of the Code, then such covered executive shall receive the greater of: (i) one dollar less than the amount which would cause the payments and benefits to constitute a “parachute payment;” or (ii) the amount of such payments and benefits, after taking into account all federal, state and local taxes, including the excise tax imposed under Section 4999 of the Code payable by the covered executive on such payments and benefits, if such amount would be greater than the cut-back amount, after taking into account all federal, state and local taxes.

Potential Payments Upon Termination or Change-In-Control

Pursuant to the terms of each named executive officer’s respective employment/change-in-control agreement, each named executive officer is entitled to certain benefits depending upon the nature of their separation from service with A. Schulman. The table below represents amounts that would be payable or benefits owed to each of the named executive officers as of August 31, 2011, upon termination of their employment as a result of the scenarios indicated in each column. The amounts were calculated assuming the termination occurred on August 31, 2011. Since Mr. DeSantis’ employment with A. Schulman ended effective February 28, 2011, a termination analysis for him is not provided.

Compensation Components	Retirement(1)	Death or Disability(2)	Involuntary Termination with Cause(3)	Involuntary Termination Without Cause(4)	Termination upon Change-in- Control(5)
For Joseph M. Gingo
Severance	—	$972,000	—	$4,611,387	$4,341,387
Health/Welfare Benefits(6)	—	—	—	$35,136	$35,136
Incentive Plan Based Awards
Restricted Stock Awards	$454,090	$824,229	—	$4,860,000	$11,384,894
Retirement Benefits
401(k) Plan	$173,869	$190,207	$173,869	$173,869	$173,869
Non-Qualified Plan(7)	$115,722	$115,722	$115,722	$115,722	$115,722

Total	$743,681	$2,102,158	$305,929	$9,796,114	$16,051,008

For Joseph J. Levanduski
Severance	—	$445,800	—	$1,981,333	$1,300,250
Health/Welfare Benefits(6)	—	—	—	$3,996	$3,996
Incentive Plan Based Award
Restricted Stock Awards	$4,573	$61,068	—	$4,573	$244,179
Retirement Benefits
401(k) Plan	$12,106	$12,106	$12,106	$12,106	$12,106

Total	$16,679	$518,974	$12,106	$2,008,008	$1,560,531

For Bernard Rzepka(8)
Severance	—	—	—	—	$1,425,072
Health/Welfare Benefits(6)	—	—	—	—	$23,441
Incentive Plan Based Awards
Cash Awards	$67,606	$102,661	—	—	$901,573
Stock Options	$10,700	$10,700	—	—	$10,700
Restricted Stock Awards	$21,602	$716,613	—	—	$532,389
Retirement Benefits
Pension Plan	$1,361,647	$1,361,647	$1,361,647	$1,361,647	$1,361,647

Total	$1,461,555	$2,191,621	$1,361,647	$1,361,647	$4,254,822

For Gustavo Pérez
Severance	—	—	—	—	$900,000
Health/Welfare Benefits(6)	—	—	—	—	$15,195
Incentive Plan Based Awards
Cash Awards	$58,280	$98,145	—	—	$345,825
Restricted Stock Awards	$10,305	$341,854	—	—	$341,854

Total	$268,997	$439,999	$200,412	$200,412	$1,602,874

Compensation Components	Retirement(1)	Death or Disability(2)	Involuntary Termination with Cause(3)	Involuntary Termination Without Cause(4)	Termination upon Change-in- Control(5)
For David C. Minc
Severance	—	—	—	—	$990,000
Health/Welfare Benefits(6)	—	—	—	—	$8,640
Incentive Plan Based Awards
Restricted Stock Awards	$68,439	$149,331	—	—	$1,183,758
Retirement Benefits
401(k) Plan	$111,499	$122,747	$111,499	$111,499	$111,499
Non-Qualified Plan(7)	$4,169	$4,169	$4,169	$4,169	$4,169

Total	$184,107	$276,247	$115,668	$115,668	$2,298,066

For Donald B. McMillan
Severance	—	—	—	—	$560,000
Health/Welfare Benefits(6)	—	—	—	—	$2,005
Incentive Plan Based Awards
Restricted Stock Awards	$18,512	$37,173	—	—	$303,732
Retirement Benefits
401(k) Plan	$234,138	$234,138	$234,138	$234,138	$234,138

Total	$252,650	$271,311	$234,138	$234,138	$1,099,875

(1)	A. Schulman considers normal retirement age to be 60 years of age, therefore, Messrs. Levanduski, Rzepka and Pérez would not be eligible for retirement at August 31, 2011. A portion of restricted stock awards are released upon retirement. The number of awards released is determined by the time elapsed since the date of grant. Upon retirement, the named executive officers will receive a portion of any outstanding performance-based awards, based on the time elapsed since the date of grant; however, such awards will only be released at the end of the vesting period if the performance criteria has been met. All options vest upon retirement. This calculation assumes all options were exercised on the date of termination. The value of equity awards was calculated using the closing price of the common stock on August 31, 2011.

(2)	The severance amount is a lump sum payment equal to 60% of the base salary for 24 months. All time-based restricted stock awards are considered fully vested upon death or disability, therefore the amount reflects the value of all time-based restricted stock outstanding for the named executive officers. Upon death or disability, the named executive officers will receive a portion of any outstanding performance-based awards, based on the time elapsed since the date of grant; however, such awards will only be released at the end of the vesting period if the performance criteria has been met. All options vest upon death or disability. This calculation assumes all options were exercised on the date of termination. The value of equity awards was calculated using the closing price of the common stock on August 31, 2011.

(3)	A. Schulman does not provide for any severance when termination occurs with cause. Under the 2006 Incentive Plan, all restricted stock awards are cancelled upon termination with cause. All options, vested and unvested, are forfeited immediately upon termination with no remaining time to exercise.

(4)	The severance benefits for Messrs. Gingo and Levanduski reflect the severance compensation provided under each executive’s respective employment agreement. Under the 2006 Incentive Plan, all restricted stock awards are cancelled upon termination without cause.

(5)

Severance benefits determined pursuant to each named executive officer’s respective employment/change-in-control agreement. Upon a change-in-control, all equity awards become fully vested regardless of whether there is a subsequent termination. All time-based restricted stock awards are considered fully vested upon a change-in-control, therefore, the amount reflects the value of all restricted stock awards outstanding for the named executive officers. All performance criteria included in the vesting terms of any outstanding equity awards are deemed to have been met as of the date of a change-in-control. All options vest immediately upon a change-in-control. Amount assumes all options will be exercised on the date of termination. The value of equity awards was calculated using the closing price of the common stock on August 31, 2011.

(6)	In the event of termination following a change-in-control, each named executive officer is eligible to 36 months of life, disability, accident and health insurance without cost. These amounts are estimated based on current costs for insurance and could change depending on the actual timing of such event.

(7)	Benefits under the Non-Qualified Plan vest and become non-forfeitable in accordance with a specified formula that provides for partial vesting starting after two years of employment with A. Schulman and full vesting after seven years of employment. In addition, upon a change-in-control, participants’ benefits under the Non-Qualified Plan become fully vested and non-forfeitable.

(8)	The amounts for Mr. Rzepka were calculated using primarily Euro amounts, which were converted to U.S. dollars using a 12-month average rate of 1.3899.

Director Compensation

The following table sets forth compensation information for each of A. Schulman’s non-employee directors. Directors who are also employees of A. Schulman receive no additional compensation for their services as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(3)	Total
Eugene R. Allspach	$60,000	$74,480	—	—	—	—	$134,480
Gregory T. Barmore	$60,000	$74,480	—	—	—	—	$134,480
David G. Birney	$70,000	$74,480	—	—	—	$1,768	$146,248
Howard R. Curd	$70,000	$74,480	—	—	—	$1,768	$146,248
Michael A. McManus, Jr.	$60,000	$74,480	—	—	—	$1,768	$136,248
Lee D. Meyer	$60,000	$74,480	—	—	—	$1,768	$136,248
James A. Mitarotonda	$60,000	$74,480	—	—	—	$1,768	$136,248
Ernest J. Novak, Jr.	$77,500	$74,480	—	—	—	$1,768	$153,748
Dr. Irvin D. Reid	$60,000	$74,480	—	—	—	—	$134,480
John B. Yasinsky	$90,833	$74,480	—	—	—	$1,768	$167,081

As of August 31, 2011, the directors held the following stock-based awards and options:

Name	Number of Restricted Stock Units(4)	Number of Options Outstanding
Eugene R. Allspach	—	—
Gregory T. Barmore	—	—
David G. Birney	2,500	—
Howard R. Curd	2,500	—
Michael A. McManus, Jr.	2,500	—
Lee D. Meyer	2,500	—
James A. Mitarotonda	2,500	—
Ernest J. Novak, Jr.	2,500	—
Dr. Irvin D. Reid	2,500	—
John B. Yasinsky	2,500	4,000

(1)	Amounts shown reflect all fees earned or paid in cash for services as a director during fiscal 2011.

(2)	Amounts shown reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for awards granted during such fiscal year. Assumptions used in the calculation of these amounts are included in Note 10 “Incentive Stock Plans” to the Consolidated Financial Statements included in A. Schulman’s Annual Report on Form 10-K for the fiscal year ended August 31, 2011.

(3)	During fiscal 2011, 834 shares of restricted stock vested for certain members of the Board of Directors. Included in this column are the accrued dividends, which were earned on restricted stock during the vesting period.

(4)	Award of restricted stock units include fully vested stock-settled restricted stock units which shall be settled in shares of the common stock on a 1-to-1 basis on April 9, 2012, the third anniversary of the grant date.

Director Compensation

Annual compensation of directors is comprised of a cash retainer in the amount of $60,000 and an award of 3,500 shares of common stock. A. Schulman has eliminated meeting fees unless directors attend more than 24 meetings annually, in which case directors will receive $1,500 for each Board or Committee meeting attended. Additional cash retainers are provided for the following leadership positions on the Board of Directors: (i) Lead Independent Director — $20,000; (ii) Audit Committee Chair — $17,500; (iii) Compensation Committee Chair — $12,500; and (iv) all other Committee Chairs — $10,000. For better alignment with the term of office of its directors, which commences immediately following the annual meeting of stockholders, which is typically held in mid-December, A. Schulman has adopted a policy of paying its director compensation on a calendar year basis, with a portion of the annual retainer fee being paid at the beginning of each calendar quarter.

Pursuant to the Amended and Restated Directors Deferred Units Plan (the “Directors Plan”), a director may elect, prior to the first day of any calendar year, to defer all or a portion of his or her director fees in such calendar year. Deferred director fees for each calendar quarter are aggregated and credited to an account for each participating director (the “Account”) until the last day of each quarter (a “Valuation Date”). In addition, on each Valuation Date, the Account is credited with the amount of any dividends that would have been paid to the director had he or she actually owned shares of common stock equal to the number of units in the Account at the time of the dividend payment. On each Valuation Date, all amounts credited to the Account are converted into units by dividing the amount in the Account by the closing price of common stock on the Valuation Date. Upon the earlier of a director’s separation from service as a director, a change of control or a director’s disability (each a “Triggering Event”), units will be converted into cash and paid to the director in a single lump sum no later than March 15 of the calendar year that begins after the calendar year during which a Triggering Event occurs. The conversion into cash will be made using the closing price of the common stock on the date prior to the date that payment is made. At present, no directors of A. Schulman are active participants in the Directors Plan.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of A. Schulman’s previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate this proxy statement or future filings with the Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

The purpose of the Audit Committee is to oversee the accounting and financial reporting process of A. Schulman and is responsible for overseeing the qualifications, independence and performance of, and the Company’s relationship with, its independent registered public accounting firm. The Audit Committee is comprised of five independent directors, as defined by applicable NASDAQ and Commission rules, and operates under a written charter adopted by the Board. The Audit Committee includes the following members of the Board of Directors: Ernest J. Novak, Jr. (Chair), Eugene R. Allspach, Howard R. Curd, Lee D. Meyer and Dr. Irvin D. Reid

The Audit Committee has met, reviewed and discussed with management the consolidated financial statements of the Company for the fiscal year ended August 31, 2011, who represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee also discussed with PricewaterhouseCoopers LLP, A. Schulman’s registered independent public accounting firm, matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. PricewaterhouseCoopers LLP provided to the Audit Committee written disclosures pursuant to Rule 3526 of the Public Company Accounting Oversight Board (Communications with Audit Committees Concerning Independence). The Audit Committee has discussed with PricewaterhouseCoopers LLP any relationships with or services to A. Schulman or its subsidiaries that may impact the objectivity and independence of PricewaterhouseCoopers LLP, and the Audit Committee has satisfied itself as to PricewaterhouseCoopers LLP’s independence.

Based upon the Audit Committee’s discussion with management and PricewaterhouseCoopers LLP, and the Audit Committee’s review of the representation of management and the report of PricewaterhouseCoopers LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended August 31, 2011 be included in A. Schulman’s Annual Report on Form 10-K filed with the Commission. The Audit Committee also recommended that PricewaterhouseCoopers LLP be appointed as A. Schulman’s independent registered public accounting firm for the 2012 fiscal year.

The Audit Committee:

Ernest J. Novak, Jr., Chair

Eugene R. Allspach

Howard R. Curd

Lee D. Meyer

Dr. Irvin D. Reid

PROPOSAL TWO — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm to examine the books, records and accounts of A. Schulman and its subsidiaries for the fiscal year ending August 31, 2012. This selection is being presented to stockholders for ratification or rejection at the Annual Meeting. THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND THAT SUCH APPOINTMENT BE RATIFIED.

PricewaterhouseCoopers LLP was the independent registered public accounting firm of A. Schulman for the fiscal year ended August 31, 2011, and is considered by the Audit Committee and the Board of Directors to be well qualified. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to make a statement if they desire to do so and will be available to respond to appropriate questions.

For ratification, this Proposal Two will require the affirmative vote of the holders of a majority of the shares of common stock present, represented and entitled to vote at the Annual Meeting. In determining whether Proposal Two has received the requisite vote for approval, broker non-votes will not be counted for the purpose of determining whether Proposal Two has been approved. Abstentions will be counted as present and entitled to vote on the matter for purposes of Proposal Two and, thus, will have the same effect as a vote against Proposal Two. If Proposal Two is rejected, or if PricewaterhouseCoopers LLP declines to act or becomes incapable of acting as the independent registered public accounting firm of A. Schulman, or if its employment is discontinued, the Audit Committee will appoint another public auditor, the continued employment of whom, after the Annual Meeting, will be subject to ratification by the stockholders.

Fees Incurred by Independent Registered Public Accounting Firm

Set forth below are the aggregate fees and expenses for professional services rendered to A. Schulman by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm for fiscal 2011 and fiscal 2010.

	Fiscal 2011	Fiscal 2010
Audit Fees(1)	$3,162,000	$3,612,000
Audit-Related Fees(2)	$129,000	$883,000
Tax Fees(3)	$1,196,000	$1,478,000
All Other Fees	$0	$0

(1)	Comprised of the aggregate fees for professional services rendered by PricewaterhouseCoopers LLP in connection with its integrated audit of A. Schulman’s consolidated financial statements and its internal control over financial reporting, and its limited reviews of the Company’s unaudited consolidated interim financial statements included in A. Schulman’s Quarterly Reports on Form 10-Q, as well as statutory audits of the Company’s subsidiaries and consents to Commission filings.

(2)	Comprised of services rendered by PricewaterhouseCoopers LLP primarily related to reviews of subsidiary financial statements and various due diligence considerations.

(3)	Comprised of professional services rendered by PricewaterhouseCoopers LLP for tax consulting and advice and domestic and international tax compliance and tax return preparation. For fiscal 2011, tax consulting fees were $666,000 and tax compliance fees were $530,000.

Pre-Approval of Fees

The Audit Committee pre-approves the audit and non-audit services performed by the independent registered public accounting firm to assure that the provision of the services does not impair the registered public accounting firm’s independence. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it requires specific pre-approval by the Audit Committee. In addition, any proposed services exceeding pre-approved cost levels require specific Audit Committee pre-approval. The Audit Committee has delegated pre-approval authority to its Chairman, provided that the pre-approval is reviewed by the full Audit Committee at its next regular meeting.

PROPOSAL THREE — ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, A. Schulman is providing stockholders with the right to vote to approve, on an advisory (nonbinding) basis, the following resolution relative to the compensation of the Company’s named executive officers:

“RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Commission, including the compensation discussion and analysis, compensation tables and any related material disclosed in this proxy statement.”

As described in the “Compensation Discussion and Analysis” section of this proxy statement, A. Schulman’s executive compensation philosophy is designed to provide a pay for performance compensation package targeted at the median market level to the Company’s named executive officers in order to attract, retain and motivate the key executives who are directly responsible for A. Schulman’s continued success. This compensation philosophy, and the programs and policies adopted and approved by the Compensation Committee thereunder, has allowed A. Schulman to attract and retain a talented executive management team, which has successfully lead the Company during the recent period of economic turbulence and its significant acquisition and integration strategy during 2011.

Please read the “Compensation Discussion and Analysis” and “Compensation Tables” sections of this proxy statement, including the related narrative, for additional details about A. Schulman’s executive compensation philosophy and programs, including information about the fiscal year 2011 compensation of the Company’s named executive officers.

The proposal to approve the resolution regarding the compensation of A. Schulman’s named executive officers requires the affirmative vote of the holders of a majority of the common stock present, represented and entitled to vote at the Annual Meeting. Accordingly, broker non-votes will not be relevant to the outcome. Abstentions will be counted as present and entitled to vote for purposes of Proposal Three and, thus, will have the same effect as a vote against Proposal Three. Because this vote is advisory, it will not be binding on A. Schulman or the Compensation Committee; however, the Board of Directors and the Compensation Committee will review the voting results will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF

THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL FOUR — ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act also requires A. Schulman to provide stockholders the right to vote, on an advisory (nonbinding) basis, on the frequency with which the Company should include an advisory vote on executive compensation, similar to that contained in Proposal Three, at future annual meetings of stockholders. Stockholders may vote for a “say-on-pay” vote to occur every one, every two or every three years, or may abstain from voting.

After consideration of the frequency alternatives, the Board of Directors recommends that a say-on-pay stockholder advisory vote, similar to that contained in Proposal Three, be included in the Company’s proxy statement every year. Specifically, the Board of Directors believes that an annual advisory say-on-pay vote will allow stockholders to provide important and meaningful input to the Company regarding its executive compensation practices on a regular basis.

The outcome of this advisory vote will be determined by a plurality of votes cast by the holders of common stock present, represented and entitled to vote at the Annual Meeting. Accordingly, abstentions and broker non-votes will not be relevant to the outcome. Stockholders may choose an annual, biennial or triennial frequency (i.e., every year, every two years or every three years), or they may abstain. Because this vote is advisory, it will not be binding on the Board of Directors; however, the Board of Directors will consider the vote results in determining the frequency of future say-on-pay votes. A. Schulman will announce its decision on the frequency of say-on-pay votes in a Form 8-K filed with the SEC no later than 150 days after the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR A FREQUENCY

OF “1 YEAR” ON THE ADVISORY VOTE ON THE FREQUENCY OF AN

ADVISORY VOTE ON EXECUTIVE COMPENSATION.

OTHER MATTERS

The Board of Directors knows of no matters to be presented for action at the Annual Meeting other than those described in this proxy statement. A. Schulman’s By-Laws describe procedures, including minimum notice provisions, for stockholder nomination of directors and submission of other stockholder business to be transacted at any Annual Meeting. A copy of the pertinent By-Law provisions is available on request to the Corporate Secretary at A. Schulman, Inc., 3550 West Market Street, Akron, Ohio 44333. If any such stockholder proposals or other business to be transacted properly comes before the Annual Meeting, it is intended that shares represented by proxies solicited hereby will be voted in respect thereof in accordance with the best judgment of the proxy holders.

By order of the Board of Directors,

DAVID C. MINC

Vice President, General Counsel and Secretary

November 4, 2011

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945
COMPANY #
Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

       INTERNET – www.eproxy.com/shlm

                Use the Internet to vote your proxy until

                12:00 p.m. (CT) on December 7, 2011.

       PHONE – 1-800-560-1965

                Use a touch-tone telephone to vote your proxy

                until 12:00 p.m. (CT) on December 7, 2011.

      MAIL – Mark, sign and date your proxy card and

                return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON DECEMBER 8, 2011

The proxy statement, Form 10-K for the year ended August 31, 2011 and the 2011 Annual Report to Stockholders are available at http://www.proxydocs.com/shlm.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3 and 1 year for Item 4.
1. Election of directors:	01 Eugene R. Allspach	05 Joseph M. Gingo	09 Ernest J. Novak, Jr.		☐ Vote FOR	☐ Vote WITHHELD
	02 Gregory T. Barmore	06 Michael A. McManus, Jr.	10 Dr. Irvin D. Reid		all nominees	from all nominees
	03 David G. Birney	07 Lee D. Meyer	11 John B. Yasinsky		(except as marked)
	04 Howard R. Curd	08 James A. Mitarotonda

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. The ratification of the selection of PricewaterhouseCoopers LLP as A. Schulman’s independent registered public accounting firm for the fiscal year ending August 31, 2012.				☐ For	☐ Against	☐ Abstain

3. To approve, on an advisory basis, the proposal regarding A. Schulman’s executive compensation.				☐ For	☐ Against	☐ Abstain

4. To recommend the frequency of holding an advisory vote on executive compensation.
			☐ 1 Year	☐ 2 Years	☐ 3 Years	☐ Abstain

5. The transaction of any other business as may properly come before the stockholders at the Annual Meeting and any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH DIRECTOR NOMINEE, FOR PROPOSALS TWO AND THREE AND FOR A FREQUENCY OF “1 YEAR” FOR PROPOSAL FOUR.

Address Change? Mark box, sign, and indicate changes below: ☐					Date

Signature(s) in Box

Please sign exactly as your name(s) appears on proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

A. SCHULMAN, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, December 8, 2011

10:00 A.M. Local Time

The Hilton Inn West

3180 West Market Street

Akron, Ohio 44333

A. Schulman, Inc. 3550 West Market Street Akron, Ohio 44333	proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF A. SCHULMAN, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 8, 2011.

The undersigned hereby appoints JOSEPH M. GINGO, JOSEPH J. LEVANDUSKI, and DAVID C. MINC and each of them as proxies, each with the full power to appoint his substitute, and hereby authorizes them to represent and to vote all of the shares of common stock of A. Schulman, Inc. the undersigned is entitled to vote at the Annual Meeting of Stockholders of A. Schulman, Inc. to be held on December 8, 2011 and at any adjournment(s) and postponement(s) thereof, in the manner specified on this proxy and as fully as the undersigned could do if personally present at the meeting. Receipt of a separate notice of annual meeting and proxy statement is acknowledged by return of this proxy or by voting via telephone or Internet in accordance with the instructions on the other side of this proxy.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. If you vote by telephone or Internet you do not need to mail back this proxy.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY, USING THE ENCLOSED ENVELOPE OR VOTE VIA TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE OTHER SIDE OF THIS PROXY.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF A. SCHULMAN, INC. THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES, “FOR” THE APPROVAL OF PROPOSALS TWO AND THREE AND FOR A FREQUENCY OF “1 YEAR” FOR PROPOSAL FOUR.

See reverse for voting instructions.